UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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☐	Soliciting Material Pursuant to §240.14a -12
PROTECTIVE INSURANCE CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of Annual Meeting
of Shareholders and Proxy Statement

Notice of 2020 Annual Meeting of Shareholders

TO THE SHAREHOLDERS OF PROTECTIVE INSURANCE CORPORATION:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Protective Insurance Corporation (the “Corporation”) will be held Tuesday, May 5, 2020 at 10:00 a.m., Eastern Time, at our corporate headquarters at 111 Congressional Boulevard, Suite 500, Carmel, IN 46032 for the following purposes:

1.	To elect eleven (11) directors.
2.	To ratify the appointment of Ernst & Young LLP as independent auditor for the Corporation for 2020.
3.	To approve, in an advisory vote, the Corporation’s named executive officer compensation.
4.	To transact such other business as may properly come before the meeting and any adjournment thereof.
We intend to hold our Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19), and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person or at the scheduled location, we will announce alternative arrangements for the meeting via a press release as promptly as practicable, which may include holding the meeting solely over the web in a virtual meeting format. Please follow us on our investor relations website at ir.protectiveinsurance.com for updated information regarding our Annual Meeting. If you are planning to attend our Annual Meeting, please check our investor relations website prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

The Board of Directors has fixed the close of business on March 16, 2020, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the Annual Meeting, you are urged to mark, date and sign the enclosed proxy and return it promptly so your vote can be recorded. If you are present at the meeting and desire to do so, you may revoke your proxy and vote in person.

Shares of Class B common stock are not voting shares and therefore proxies are not being solicited with regard to the Class B shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 5, 2020

The Corporation has elected to utilize the “full set delivery” option and is delivering to its shareholders paper copies of all proxy materials, as well as providing this notice of annual meeting of shareholders, proxy statement, form of proxy card and Annual Report on Form 10-K for the year ended December 31, 2019 on a publicly available website at ir.protectiveinsurance.com.

By Order of the Board of Directors

Sally B. Wignall
Senior Vice President and Secretary

April 6, 2020

TABLE OF CONTENTS

TO THE SHAREHOLDERS OF PROTECTIVE INSURANCE CORPORATION	1
INFORMATION ABOUT VOTING AND THE MEETING	2
Record Date and Voting Securities	2
Voting	2
Expenses of Solicitation	2
PROPOSAL #1 - ELECTION OF DIRECTORS	2
CORPORATE GOVERNANCE AND BOARD OF DIRECTORS	5
Leadership Structure	5
Strategic Oversight	6
Risk Management	6
Committees of the Board of Directors	7
Audit Committee	7
Compensation and Human Capital Committee	7
Nominating and Governance Committee	7
Risk and Finance Committee	8
Investment Committee	8
Ad Hoc Committees	8
Board and Committee Membership and Meetings	8
Director Selection Process	9
Director Independence	10
Certain Relationships and Related Transactions	10
Compensation Committee Interlocks and Insider Participation	11
DIRECTOR COMPENSATION	11
Code of Conduct	12
PROPOSAL #2 - RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR FOR THE CORPORATION FOR 2020	12
Independent Auditor Fees	12
Audit Fees	12
Audit-Related Fees	13
Tax Fees	13
All Other Fees	13
AUDIT COMMITTEE REPORT	13
- i -

COMPENSATION DISCUSSION AND ANALYSIS	14
Executive Compensation Philosophy, Strategy & Objectives	14
Compensation and Risk Assessment	15
Executive Compensation Administration	15
The Role of the Committee	15
The Role of Executive Management	15
The Role of the Committee's Advisors	15
Compensation Consultant Independence	16
Pay Positioning and Comparator Group	16
Components of Executive Compensation for 2019	16
Base Salary	16
Annual Incentives for 2019	17
Long-term Incentives for 2019	18
Employee Benefits and Perquisites	20
Components of Executive Compensation for 2020	20
Other Compensation matters	21
Employment Agreements	21
Other Matters	21
Compensation Committee Report	22
SUMMARY COMPENSATION TABLE	23
Grants of Plan-Based Awards Table	25
Option Exercises and Stock Vesting Table	26
Outstanding Equity Awards at Fiscal Year End	26
Equity Compensation Plan Information	28
Potential Payments upon Termination or Change in Control	28
Annual Incentive Plan and Equity Plans	28
Employment Agreements with Current Named Executive Officers	29
Payouts to Current Named Executive Officers	30
Payouts to Former Named Executive Officers	34
Chief Executive Officer Pay Ratio	34
PROPOSAL #3 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	35
EQUITY OWNERSHIP AND SHAREHOLDER INFORMATION	36
Beneficial Owners of More than 5% of the Class A Common Stock	36
Common Stock Beneficially Owned by Directors and Management	37
Section 16(a) Beneficial Ownership Reporting Compliance	38
Shareholder Communication	38
Submission of Shareholder Proposals	38
Other Matters	39
- ii -

Proxy Statement | Protective Insurance Corporation

WHEN:
May 5, 2020 at 10:00 a.m.

WHERE:
Protective Insurance Corporation 111 Congressional Blvd., Ste 500
Carmel, IN 46032

ITEMS OF BUSINESS:
4 proposals as listed below

DATE OF MAILING:
The date of mailing of this Proxy Statement is on or about
April 6, 2020

WHO CAN VOTE:
Shareholders of Protective Insurance Corporation’s stock at the close of business on March 16, 2020

GENERAL INFORMATION:
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Protective Insurance Corporation (the “Corporation,” “we,” “us,” “our”) of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, May 5, 2020 (the “Annual Meeting”) at 10:00 a.m., Eastern Time, at our corporate headquarters at 111 Congressional Boulevard, Suite 500, Carmel, IN 46032 in accordance with the foregoing notice. The Proxy Statement and accompanying proxy card were first mailed to shareholders on or about April 6, 2020.

We intend to hold our Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19), and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person or at the scheduled location, we will announce alternative arrangements for the meeting via a press release as promptly as practicable, which may include holding the meeting solely over the web in a virtual meeting format. Please follow us on our investor relations website at ir.protectiveinsurance.com for updated information regarding our Annual Meeting. If you are planning to attend our Annual Meeting, please check our investor relations website prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have selected the “full set delivery” option and are delivering to our shareholders paper copies of all of the proxy materials. In addition, we are also advising our shareholders that the notice of annual meeting of shareholders, Proxy Statement, form of proxy card and Annual Report on Form 10-K for the year ended December 31, 2019 are available at ir.protectiveinsurance.com.

Any proxy may be revoked by the person giving it at any time before it is voted by delivering to our Corporate Secretary at our principal office a written notice of revocation or a duly executed proxy bearing a later date. The mailing address of our principal office is 111 Congressional Boulevard, Carmel, IN 46032. Shares represented by a proxy, properly executed and returned to us, and not revoked, will be voted at the Annual Meeting.

Shares will be voted according to the directions of the shareholder as specified on the proxy. If you sign, date, and return your proxy card but do not provide instructions, the proxy will be voted FOR the election of the eleven (11) directors named as nominees in this Proxy Statement, FOR the appointment of Ernst & Young LLP as our independent auditor for 2020, and FOR the approval of our named executive officer compensation. Any other matters that may properly come before the meeting will be acted upon by the persons named in the accompanying proxy card in accordance with their discretion.

PROTECTIVE INSURANCE CORPORATION
PROXY STATEMENT

INFORMATION ABOUT VOTING AND THE MEETING
RECORD DATE AND VOTING SECURITIES
The close of business on March 16, 2020 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of March 16, 2020, we had 2,603,350 shares of Class A common stock outstanding and entitled to vote. Each share of Class A common stock is entitled to one vote. The vote can be exercised in person or by proxy. We have no other outstanding securities entitled to vote. There will be no cumulative voting for the election of directors.

Shares of Class B common stock are not voting shares and therefore proxies are not being solicited with regard to the Class B shares.

VOTING
In order to constitute a quorum for the Annual Meeting, a majority of the votes entitled to be cast at the Annual Meeting must be present either in person or by proxy. Abstentions and broker non-votes will be considered as present for purposes of determining a quorum.

It is possible that a proxy would indicate that not all shares represented by it are being voted for specific proposals. For example, a broker cannot vote shares held in street name on certain proposals when the owner of those shares has not provided instructions on how he or she would like them to be voted, which are called “broker non-votes.” The election of directors and the proposal relating to the approval of our named executive officer compensation fall into this category. Accordingly, if you hold your shares in street name and wish your shares to be voted on Proposals 1 or 3, you must give your broker voting instructions.

You may revoke your proxy at any time prior to the Annual Meeting. If you provide more than one proxy, the proxy having the latest date will revoke any earlier proxy. If you attend the Annual Meeting and you are a shareholder of record, you will be given the opportunity to revoke your proxy and vote in person. If you are a beneficial owner, you must have a legal proxy from your bank, broker or nominee in order to vote in person at the Annual Meeting.

EXPENSES OF SOLICITATION
All expenses of the solicitation of proxies will be paid by us. Our officers, directors or other employees, acting without additional compensation, may solicit proxies by telephone, by facsimile or by other forms of electronic communication. We will also reimburse brokers and other persons holding stock in their names or in the names of their nominees for their expenses in forwarding proxies and proxy materials to the beneficial owners of our stock.

PROPOSAL #1 – ELECTION OF DIRECTORS
The Board currently consists of eleven directors serving one-year terms until the next annual meeting of shareholders and until the director’s successor is elected and has qualified. The Nominating and Governance Committee of the Board has determined to nominate all of our current directors for reelection at the Annual Meeting. Based upon the recommendation of the Nominating and Governance Committee, the Board has nominated eleven directors to be elected to the Board to hold office until the 2021 annual meeting of shareholders and until their respective successors are elected and qualified.

Each of the nominees for director has consented to being named as a nominee in this Proxy Statement and has indicated a willingness to serve if elected. If for any reason a nominee should become unable or unwilling to accept nomination or election, the proxy holders intend to vote the proxy for the election of such other person as the Board, upon the recommendation of the Nominating and Governance Committee, may select. Alternatively, the Board may reduce the number of directors to eliminate the vacancy.

The only family relationship between any director nominee and any of our other directors, director nominees, or our executive officers is that of Nathan and Robert Shapiro, who are brothers. A majority of the nominees are independent directors within the meaning of applicable Nasdaq Stock Market LLC (“Nasdaq”) rules, as noted in the table on page
9.	There are no arrangements between any director nominee and any other person in connection with being selected to serve on the Board.

The following summaries set forth the name and age of each director and nominee, all offices held with us, the nominee’s principal occupation, a brief account of his or her business experience during the past five years, including other public company directorships, as well as the key qualifications, experiences, attributes or skills that led to the conclusion that he or she should serve as a director.

Director nominees will be elected by the plurality of the votes cast by the shares entitled to vote in the election at the Annual Meeting (i.e., the eleven nominees receiving the highest number of votes cast will be elected). The election of directors will not be affected if you choose to not vote your shares or if you withhold authority to vote your shares and will not be affected by broker non-votes. Proxies cannot be voted for a greater number of persons than the eleven director nominees.

The Board of Directors recommends a vote “FOR” the election of the below Director nominees.

STEVEN J. BENSINGER	Age 65	Director Since 2018
Mr. Bensinger has served as a Partner and Senior Advisor with TigerRisk Partners LLC, a privately held firm providing advisory services to the insurance industry, since October 2015. He also served as a Senior Managing Director at FTI Consulting in its Global Insurance Services Practice from February 2012 to October 2015. From January 2010 to June 2011, he worked at The Hanover Insurance Group as Executive Vice President and Chief Financial Officer. From September 2002 to October 2008, Mr. Bensinger worked at American International Group, Inc. (AIG), where he held a number of senior executive positions, including both Chief Financial Officer and Vice Chairman, Financial Services. Mr. Bensinger has also held senior positions with Combined Specialty Group, Inc. (Aon), Chartwell Re Corporation, Skandia America Corporation and Coopers & Lybrand. Mr. Bensinger is a Certified Public Accountant and a Certified Global Management Accountant. He has served as a director of Kinsale Capital Group, Inc. since 2015 and has served on the board of governors of The Doctors Company since 2014. We believe Mr. Bensinger's more than 30 years of experience in the insurance industry and his financial and business acumen, which have provided him with significant expertise in our area of business, provide him with the background necessary to serve as an effective Board member.

STUART D. BILTON	Age 73	Director Since 1987
Mr. Bilton was appointed as our Lead Director in June 2018. He served as Chairman and Chief Executive Officer of Aston Asset Management, LLC, a diversified investment management firm from 2006 until his retirement in 2015. He also served as Chief Executive Officer and President of the Aston Funds, a family of mutual funds and was Chairman of Aston Funds from 2007 to 2013. Mr. Bilton held executive level positions with ABN AMRO Asset Management (US), Inc. from 2001 until 2006. We believe Mr. Bilton’s extensive experience in investment management and his more than 30 years of service as a member of our Board provide him with the background necessary to serve as an effective Board member.

JEREMY D. EDGECLIFFE-JOHNSON	Age 49	Director Since 2019
Mr. Edgecliffe-Johnson has served as our Chief Executive Officers and as one of our Directors since joining the Corporation in May 2019. Prior to joining the Corporation, Mr. Edgecliffe-Johnson served as President, U.S. Commercial of American International Group, Inc. (“AIG”) from February 2016 to December 2017, with responsibility for underwriting, operations, claims and distribution in the U.S., Canada, Brazil, Mexico and Puerto Rico. He served as Chief Executive Officer and President of Lexington Insurance Company, AIG’s excess and surplus lines unit, from February 2013 to December 2017. Mr. Edgecliffe-Johnson served in various executive leadership roles at AIG between 2000 and 2013, including Specialty Product Line Executive, U.S. & Canada; President of Cat Excess Liability; U.S. Executive for Energy Excess Casualty; and Regional Vice President for the Mid-Atlantic territory. Prior to joining AIG, Mr. Edgecliffe-Johnson served as a broker for Sedgwick, Inc. and Marsh, Inc. We believe Mr. Edgecliffe-Johnson’s years of experience in the insurance industry and his role as Chief Executive Office provide him with the background necessary to serve as an effective Board member.

OTTO N. FRENZEL IV	Age 60	Director Since 2008
Mr. Frenzel served as Chairman of Kauffman Engineering, Inc., an Indiana-based manufacturer of electrical equipment from 2001 until his retirement in 2019. Mr. Frenzel was formerly Chairman of Symphony Bank in Indianapolis from 2005 until 2008. We believe Mr. Frenzel’s extensive experience in banking and corporate management, along with his more than 10 years of service as a member of our Board, provide him with the background necessary to serve as an effective Board member.

STEPHEN J. GRAY	Age 66	Director Since 2019
Mr. Gray has served as one of our directors since May 2019. Mr. Gray has served as a director and consultant for SRC Holdings Corporation, a remanufacturer to original equipment manufacturers in North America, since 2008.  From 1983 until 2007, Mr. Gray served in several executive roles with divisions of BMO Harris Bank, N.A., including Vice President of Commercial Banking and Senior Vice President of Commercial Mid-Market & Institutional Markets. In addition, he served as President and Chief Executive Officer of Harris Bank, Glencoe from 1999 until 2003. We believe Mr. Gray’s financial knowledge and his experience in management and directorship with other companies provide him with the background necessary to serve as an effective Board member.

LORIANN V. LOWERY-BIGGERS	Age 53	Director Since 2017
Ms. Lowery-Biggers serves as the Chief Executive Officer of Bella Vaughan, Inc., a global diamond, design and manufacturing company. Previously, she served as President of Field Operations, Senior Vice President and Chief Marketing Officer of The Navigators Group, Inc. from October 2009 until October 2016 and as President of North America, at Society of Lloyd's (“Lloyd’s”) from 2008 until 2009. Prior to joining Lloyd's, Ms. Lowery-Biggers held the positions of Managing Director and National Practice Leader for Risk Management and Financial Products for     Wells Fargo Insurance Services and served as Vice Chairman of the Wells Fargo Captive, and as the Managing Director and Practice Leader for Enterprise Risk Management, Alternative Risk Finance and Risk Solutions at Marsh and McLennan Companies. Ms. Lowery-Biggers currently serves as a director of Copper Point Mutual Insurance Co. Inc. and as Lead Independent Director of Brown and Riding Insurance, Inc. We believe Ms. Lowery-Biggers’ more than 25 years of experience in the insurance industry and her business acumen, which have provided her with significant expertise in our area of business, provide her with the background necessary to serve as an effective Board member.

DAVID W. MICHELSON	Age 62	Director Since 2018
Mr. Michelson served as a Senior Advisor for National Interstate Corporation ("National Interstate") from May 2016 until May 2018. Mr. Michelson served as National Interstate's President and Chief Executive Officer from January 2008 until May 2016 and as a director from April 2009 until November 2016. Mr. Michelson served in various other capacities at National Interstate from 1992 through 2007, including roles as Vice President, Senior Vice President, Executive Vice President, and Chief Operating Officer. In addition, Mr. Michelson served as Board Chairman for National Interstate Insurance Company from April 2009 until May 2016. Prior to joining National Interstate, Mr. Michelson held roles at Liberty National Fire Insurance Company, Reliance Insurance Company and Progressive Corporation. Mr. Michelson currently serves as a director for FedNat Holding Company. We believe Mr. Michelson’s years of experience in the insurance industry and his financial and business acumen, which have provided him with significant expertise in our area of business, provide him with the background necessary to serve as an effective Board member.

JOHN D. NICHOLS, JR.	Age 60	Director Since 2017
Mr. Nichols has served as Chairman of the Board of Directors since October 2018 and served as our Interim Chief Executive Officer from October 2018 until May 2019. Previously, Mr. Nichols served as Chief Executive Officer of AXIS Re, a leading reinsurer to global property and casualty insurance companies, from 2012 until February 2017. Prior to joining AXIS Re, Mr. Nichols served as President of RenaissanceRe Ventures Ltd. from 2001 until 2010, where he was responsible for business development and management of joint ventures and venture capital business. Prior to joining RenaissanceRe, Mr. Nichols held various positions with Hartford Steam Boiler and Monarch Capital, and also worked for the accounting firm Matson, Driscoll & Damico. Mr. Nichols is also a director of Delaware North Companies and National General Holdings Corp. We believe Mr. Nichols’ more than 20 years of experience in the insurance industry, his service as Interim Chief Executive Officer and Chairman, and his financial and business acumen, which have provided him with significant expertise in our area of business, provide him with the background necessary to serve as an effective Board member.

JAMES A. PORCARI III	Age 62	Director Since 2017
Mr. Porcari is the founder and managing partner of Insurance Resources International, LLC (“IRI”), consultants to the automobile insurance industry and companies supporting the insurance industry. Prior to founding IRI in 2010, Mr. Porcari was President of Personal Lines Claims (US) for American International Group, Inc. (“AIG”) from 2002 to 2009. From 2007 until 2009, Mr. Porcari served in additional functions as both Chair of the Executive Committee of

AIG Worldwide Investigative Resources (AIGWIR), the AIG worldwide special investigations organization, and as one of three members of the corporate steering committee leading the AIG global claims review. Prior to joining AIG, Mr. Porcari held various leadership positions with several insurers, including GMAC/Integon, USF&G, Transport Group, and Progressive Corporation. Mr. Porcari is also a director of National Truck Protection, Repairify Inc., and Procare Collision. We believe Mr. Porcari’s more than 25 years of experience in the insurance industry and his business acumen, which have provided him with significant expertise in our area of business, provide him with the background necessary to serve as an effective Board member.

NATHAN SHAPIRO	Age 83	Director Since 1979
Mr. Shapiro served as the President of SF Investments, Inc., a broker/dealer in securities, from 1970 until 2009 and continues to serve as an investment advisor representative affiliated with New Vernon Wealth Management, Inc., successor to SF Investments, Inc. Since December 1977, Mr. Shapiro has also served as President of New Horizons, Inc., management consultants. We believe Mr. Shapiro’s extensive experience in investment management, particularly within the property and casualty insurance industry, his management and directorship with other public and private companies and his 40 years of service as a member of our Board provide him with the background necessary to serve as an effective Board member.

ROBERT SHAPIRO	Age 81	Director Since 1997
Mr. Shapiro has served as President and Chief Executive Officer of Emlin Cosmetics, Inc., a corporation engaged in the manufacture and distribution of cosmetic products, since 1964. We believe Mr. Shapiro’s experience in management and directorship with other companies and his more than 20 years of service as a member of our Board provide him with the background necessary to serve as an effective Board member.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS
LEADERSHIP STRUCTURE
The Board does not have a policy as to whether the role of Chief Executive Officer (“CEO”) and the role of Chairman of the Board should be separate or combined. Instead, the Board evaluates what roles would be in the best interests of the Corporation and our shareholders at a particular point in time, and may change our leadership structure as circumstances warrant. The Board, however, has recognized the need for the presence of independent leadership on the Board. In June 2018, the Board determined that the Corporation and the Board would benefit from having distinct leadership roles that represented both management and independent Board members and, as a result, the Board created the role of Lead Director, which as defined in our Code of By-Laws, must be selected from among the independent directors. The role of the Lead Director is to ensure that the Board is able to carry out its responsibilities effectively and independently of both management and shareholders when the Chairman role is held by a member of management. Mr. Bilton was appointed our Lead Director in June 2018 and served in that role until May 2019.

In October 2018, in connection with his appointment as Interim CEO, Mr. Nichols was appointed to the additional role of Chairman of the Board. At that time, the Board and Mr. Nichols agreed that Mr. Nichols would continue to serve as Chairman for a period of three years to ensure consistency in Board leadership and allow an effective executive transition to the permanent CEO, allowing the Corporation and the permanent CEO to benefit from the continuity of support from Mr. Nichols and the Board.

In May 2019, Mr. Nichols ended his term as Interim CEO upon the appointment of Mr. Edgecliffe-Johnson as our permanent CEO. Mr. Nichols continues to serve as Chairman of the Board. Consistent with our Code of By-Laws, upon the separation of the roles of Chairman of the Board and CEO, the Board determined there was no longer a need for a Lead Director, and Mr. Bilton ceased serving as our Lead Director in August 2019

Regardless of whether the roles of Chairman and CEO are separated, the Board believes that appropriate mechanisms are in place to ensure that we maintain standards of corporate governance that support the continued accountability of the CEO to the Board. These mechanisms include:
●	The majority of directors are independent.
●
The Audit, Compensation and Human Capital, and Nominating and Governance Committees are comprised of and chaired by non-employee directors who meet the independence requirements under the Nasdaq and SEC rules and other governing laws and regulations.

●	The Risk and Finance Committee is chaired by a non-employee director who meets the independence requirements under the Nasdaq rules.
●
The independent directors meet in regular executive sessions, without management present, to discuss the effectiveness of our management team, the quality of the Board meetings and any other issues or concerns.

STRATEGIC OVERSIGHT
As a part of its strategic oversight function, the Board oversees our strategy setting and review process, which is led by our management team and is focused on execution of a long-term strategy to deliver value to our shareholders. The Board reviews and assesses the long-term and short-term strategic priorities developed and implemented by management. At each of its meetings, the Board receives management presentations on selected topics that provide an in-depth discussion and update on initiatives and operational units supporting our strategic goals. Topics may include risk management, information technology, cybersecurity, human capital management and succession planning, and top clients and programs. The Board reviews our financial performance throughout the year and evaluates strategy in light of expectations and results. Our Board believes this comprehensive process greatly strengthens its ability to effectively oversee management as Mr. Edgecliffe-Johnson and senior leadership execute our strategic priorities.

RISK MANAGEMENT
As a part of its risk oversight function, the Board also monitors how management operates the Corporation, in part via its committee structure. The Board receives regular updates and reports from management, including from our Chief Risk Officer, allowing the Board to evaluate our strategies and consider the risks involved in all of our insurance and investment activities.

Responsibility for the evaluation of specific areas of risk continues to be shared by our various Board committees. In February 2020, the Board formed a new Risk and Finance Committee to oversee areas of risk management, financial planning, and investment activities. The Risk and Finance Committee is charged with annually reviewing our enterprise risk management function, including our risk assessment, risk tolerance levels, and risk monitoring policies. The chart below provides examples of the risk oversight responsibilities of each of our committees.

Board of Directors
Audit Committee	Compensation & Human Capital Committee	Nominating & Governance Committee	Risk & Finance Committee
Financial Reporting	Compensation Programs	Governance Policies	Enterprise Risk Management
Internal Controls	Succession Planning	Board Organization	Reinsurance Structure
Legal and Compliance Risk	Talent Acquisition, Retention & Development	Board Succession	Liquidity & Capital
Cybersecurity
Investment Management

COMMITTEES OF THE BOARD OF DIRECTORS
AUDIT COMMITTEE
Current Members: David W. Michelson — Steven J. Bensinger — Otto N. Frenzel IV

Number of Meetings in 2019: 5

All current members of the Audit Committee are independent as defined in both the Nasdaq and SEC rules applicable to audit committee members. The Board has determined that the Chairman of the Audit Committee, David W. Michelson, is an audit committee financial expert, as defined in the SEC rules.

The Audit Committee has a charter, a copy of which may be found in the corporate governance section of our website at ir.protectiveinsurance.com/govdocs. The principal duties of the Audit Committee include oversight of our external auditor and financial reporting practices, review of related person transactions, whistleblower compliance, and monitoring our internal audit processes and controls.

COMPENSATION AND HUMAN CAPITAL COMMITTEE
Current Members: James A. Porcari III — Stuart D. Bilton — LoriAnn V. Lowery-Biggers — David W. Michelson

Number of Meetings in 2019: 6

All current members of the Compensation and Human Capital Committee are independent as defined in both the Nasdaq and SEC rules applicable to compensation committee members.

In August 2019, the Board renamed the Compensation Committee the Compensation and Human Capital Committee to better reflect the scope of the committee’s oversight functions. The charter for the Compensation and Human Capital Committee may be found in the corporate governance section of our website at ir.protectiveinsurance.com/govdocs. As set forth in the charter, our executive compensation program is administered by the Compensation and Human Capital Committee. This committee also oversees the administration of our employee benefits plans. The Compensation and Human Capital Committee reviews all aspects of executive compensation, establishes policies relating to the compensation of our executive officers, and evaluates the performance of our executive officers, including our named executive officers, as set forth on page 14. In addition, the  Compensation and Human  Capital  Committee  reviews,  manages  and  administers our annual incentive and stock-based compensation plans. The Compensation and Human Capital Committee approves which executive officers  are to receive equity awards as a portion of their compensation and their aggregate compensation, which determines the number of underlying shares and terms of the equity awards. For a more detailed description of our named executive officer compensation policies and procedures, including  the  role  of  management  and  the  Compensation   and  Human  Capital Committee’s   compensation   consultant in setting named executive officer compensation,  see  the  Compensation Discussion and Analysis beginning on page 14.

NOMINATING AND GOVERNANCE COMMITTEE
Current Members: Otto N. Frenzel IV — Steven J. Bensinger — Stuart D. Bilton — LoriAnn V. Lowery-Biggers

Number of Meetings in 2019: 5

The Nominating and Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance and assisting the Board in developing criteria for open Board positions and making recommendations to the Board regarding such candidates. The Nominating and Governance Committee also makes recommendations to the Board with respect to compensation of non-employee directors. All current members of the Nominating and Governance Committee are independent within the meaning of the Nasdaq rules.

The Nominating and Governance Committee has a charter, a copy of which may be found in the corporate governance section of our website at ir.protectiveinsurance.com/govdocs. In accordance with the charter, the Nominating and Governance Committee is responsible for evaluating the requisite skills and characteristics of members of the Board and, annually, recommending to the Board the nominees for election as directors.

RISK AND FINANCE COMMITTEE
Current Members: Steven J. Bensinger — Stuart D. Bilton — Jeremy D Edgecliffe- Johnson — Stephen J. Gray — David W. Michelson — John D. Nichols, Jr. — Nathan Shapiro — Robert Shapiro

The Risk and Finance Committee was formed in February 2020 with responsibility for oversight of our risk management, financial planning and investment activities. The committee is also responsible for overseeing all of our investment policies,  strategies and performance.

The Risk and Finance Committee has a charter, a copy of which may be found in the corporate governance section of our website at ir.protectiveinsurance.com/govdocs. In accordance with the charter, the Risk and Finance Committee is responsible for evaluating our enterprise risk management function, including review of our risk assessment, risk monitoring, acceptable risk tolerance levels, and cybersecurity. In addition, the Risk and Finance Committee is charged with evaluating our capital structure and approving our investment policies and execution upon those policies by management and external advisors and managers, overseeing our investment strategy and performance, and administering our stock repurchase program. The Risk and Finance Committee also makes recommendations to the Board regarding the annual financial plan and budget prepared by management.

INVESTMENT COMMITTEE
During 2019, the Investment Committee set policy regarding the allocation, quality, risk and duration of our investment portfolios and the positioning of such portfolios in the context of our overall enterprise risk management program. The Investment Committee assisted the Board in reviewing our investment policies, strategies, transactions and performance and assessed the use of various investment strategies to achieve and support our operational goals, approved the hiring of all portfolio investment managers, and evaluated the performance of each investment manager. The Investment Committee also administered our stock repurchase program, which was reinstated in August 2017. In 2019, members of the Investment Committee included Nathan Shapiro, who served as Chairman, Stuart Bilton, Stephen Gray, Jeremy Edgecliffe-Johnson, Jay Nichols, and Robert Shapiro, and the Investment Committee held 4 meetings.

In February 2020, the Board determined that the Investment Committee would be absorbed by the Risk and Finance Committee and could instead operate as a sub- committee of the Risk and Finance Committee, as the Risk and Finance Committee determined appropriate. Key responsibilities previously included in the Investment Committee charter, including administration of our stock repurchase program, are now included in the Risk and Finance Committee charter.

AD HOC COMMITTEES
In addition to the committees discussed above, from time to time, the Board, in its discretion, may form other committees. In October 2018, the Board formed a special committee to conduct a review of strategic alternatives. The Board approved a charter for this special committee in November 2018. The current members of the special committee are Steven J. Bensinger, LoriAnn V. Lowery-Biggers, David W. Michelson, John D. Nichols, Jr., Nathan Shapiro, and Robert Shapiro. The special committee held five meetings in 2019, in addition to informal discussions, and reports to the full Board in connection with Board meetings.

BOARD AND COMMITTEE MEMBERSHIP AND MEETINGS
In 2019, our Board held 9 meetings. Each director attended at least 75 percent of the total number of meetings of the

Board of the committees on which he or she served that were held during the period for which he or she was a director or committee member with the exception of Mr. Nathan Shapiro. In addition to formal meetings, the Board and committees also carry on their business through frequent telephone conversations  and  informal  contacts among their members. All board members are also expected to attend the annual meeting of shareholders, and all directors elected at the 2019 annual meeting of shareholders were in attendance.

As discussed above, we currently have four standing committees of the Board – the Audit Committee, the Compensation and Human Capital Committee, the Nominating and Governance Committee and the Risk and Finance Committee. In August 2019, Nominating and Governance Committee implemented a policy to increase the frequency with which chairman roles rotate, thereby encouraging committee leadership to refresh every three years and prudent leadership succession. In August 2019, upon the recommendation of the Nominating and Governance Committee, the Board designated a Deputy Chair for each committee, in addition to the Chair role. It is anticipated that the director designated as Deputy Chair will assume the chairman position for the committee upon the end of the current Chairman’s tenure and will serve as a leader for any committee meetings or discussions for which the Chair is unavailable. With the exception of the Risk & Finance Committee, it is anticipated that the Deputy Chair designated below will assume committee chairmanship in May 2022; leadership of the Risk & Finance Committee will rotate in May 2023.

The following table provides membership and leadership information for each of the current standing committees of the Board as of March 1, 2020.

Name	Audit Committee	Compensation & Human Capital Committee	Nominating & Governance Committee	Risk & Finance Committee
Steven J. Bensinger *	Deputy Chair		Member	Chair
Stuart D. Bilton *		Member	Member	Deputy Chair
Jeremy D. Edgecliffe-Johnson				Member
Otto N. Frenzel IV *	Member		Chair
Stephen J. Gray				Member
LoriAnn V. Lowery-Biggers *		Member	Deputy Chair
David W. Michelson *	Chair	Deputy Chair		Member
John D. Nichols, Jr. *				Member
James A. Porcari, III *		Chair
Nathan Shapiro				Member
Robert Shapiro				Member
* Independent Director within the meaning of applicable Nasdaq rules.

DIRECTOR SELECTION PROCESS
The Nominating and Governance Committee adheres to a Board candidate selection policy and considers candidates with the following qualifications (although they are not necessarily limited to candidates with such qualifications) and no one factor is considered more important than any other factor:
●
Chief executive officers or senior executives, particularly those with a deep understanding of insurance company operations, with investment expertise, with expertise in a specific area useful to the Corporation, or who have held senior positions in a publicly traded insurance company;

●	Individuals who meet the current criteria of the SEC and Nasdaq to be considered as independent directors;

●	Individuals with upstanding character, integrity, and ethical standards who fit with the culture of the current Board; and

●	Diversity with respect to gender, ethnicity, age, geographic location and experience.

The Board does not have a written policy regarding diversity, although, as noted above, diversity is one factor that the Nominating and Governance Committee considers when recommending director nominees to the Board. Although the Board does not have a retirement age for directors, the Committee will not consider any candidate for an initial term when the candidate is older than 65 years of age. The Board candidate selection policy is reassessed annually by the Nominating and Governance Committee.

Any director candidate nominated by a shareholder, together with any information about the candidate’s qualifications, will be evaluated by the Nominating and Governance Committee using the same factors as set forth above. A shareholder wishing to nominate a candidate for the Board should send a written nomination to our Corporate Secretary at our principal offices. The nomination should include a detailed resume providing specificity as to the qualifications of the nominee, including, but not limited to, those specified above. To be considered, a nomination must be received not less than 90 days nor more 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. In the case of the 2021 annual meeting of shareholders, the deadline is no earlier than January 5, 2021 and no later than February 4, 2021. All recommendations must be accompanied by a written consent of the nominee to be nominated for election to our Board.

The Nominating and Governance Committee recommended each of the nominees included for election in this Proxy Statement.

DIRECTOR INDEPENDENCE
As noted above, the Nominating and Governance Committee considers independence when recommending candidates for director and the Audit Committee reviews director independence at least annually. In 2019, the Audit Committee considered Mr. Gray’s a trustee to trusts for which Mr. Nathan Shapiro or his family have a beneficial interest, including trusts that hold shares of our Class A and Class B common stock. The Audit Committee determined that Mr. Gray’s role as a trustee for the Shapiro family could create a material direct or indirect interest that could interfere with Mr. Gray’s ability to exercise independent judgment in carrying out his responsibilities as a member of our Board and have therefore determined that Mr. Gray is not an independent director.

In determining director independence, the Audit Committe also considered Mr. Bensinger's position as a Partner and Senior Advisor with TigerRisk Partners, LLC ("TigerRisk"). TigerRisk serves as a reinsurance broker for us and receives a commission based on the amount of premium we cede under reinsurance arrangements brokered by TigerRisk. We also engaged TigerRisk Capital Strategies, LLC (“TCMA”) to act as an advisor in the exploration and evaluation of potential strategic partnerships or transactions until April 2019. Other than interests as a partner of TigerRisk, Mr. Bensinger does not receive any compensation from TigerRisk or TCMA in connection with either the reinsurance brokerage services or advisory services they respectively provide or provided to us. The aggregate commissions and fees we paid to TigerRisk and TCMA in each of the past three years did not exceed 5% or more of TigerRisk's 2019 consolidated gross revenue. The Audit Committee determined that Mr. Bensinger does not have a material direct or indirect interest in the transactions described above and that these relationships would not interfere with Mr. Bensinger's exercise of independent judgement in carrying out his responsibilities as a member of our Board; Mr. Bensinger did not participate in such determination.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Pursuant to its written charter, the Audit Committee is responsible for the review, approval, and annual ratification of related person transactions. In accordance with the Audit Committee’s policies and procedures regarding the review of related person transactions, in determining whether to approve or ratify a transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction, and our expected benefits from the transaction. No director is permitted to participate in any discussion or approval of any transaction in which he or she or any family member has a direct or indirect interest, except that the director is required to provide all material information concerning the transaction to the Audit Committee.

We utilize New Vernon Wealth Management, LLC and affiliates (“NVWM”) for the management of portions of our fixed income and equity security portfolios with a total market value of approximately $8,883,000 at December 31, 2019, as well as for investment advisory services. One-third of the membership interests of NVWM are held by NV Capital Holdings II, LLC and affiliates (“NVCH”) and one-third are held by Mr. Steven Shapiro, along with his family members. Mr. Steven Shapiro also serves as NVWM’s Manager, Vice President, and Chief Investment Officer. Mr. Steven Shapiro is the son of Mr. Nathan Shapiro and was a director and Executive Chairman of the Corporation until June 2018. Mr. Nathan Shapiro, a current director and a nominee for reelection as a director, along with his family members, own membership interests in NVCH. Mr. Nathan Shapiro, along with his family members, do not have a controlling interest in NVCH, and there is no agreement that these individuals will act in concert with one another with respect to their membership interests in NVCH or NVWM. Fees paid to NVWM for the management of these portfolios and for advice and counseling on our investment portfolios totaled $28,000 during 2019. We have been informed that the fee rates applied to our investments managed by NVWM are lower than the fee rates charged to unaffiliated customers for similar investments.

The Audit Committee has reviewed and approved the transactions set forth above in accordance with its policies and procedures outlined above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No person who served as a member of the Compensation and Human Capital Committee during 2019 has served as an officer or employee of the Corporation. No interlocking relationship exists between any member of our Compensation and Human Capital Committee and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

DIRECTOR COMPENSATION
The following table sets forth information regarding the compensation earned by each of our non-employee directors during 2019. Non-employee director compensation is determined annually by the Board acting on the recommendation of the Nominating and Governance Committee. Directors who are also employees receive no additional compensation for service as a director. The compensation paid to Messrs. Edgecliffe-Johnson and Nichols during 2019 is set forth in the Summary Compensation Table beginning on page 23.
Name	Leadership Roles Held During 2019	Fees Earned or Pain in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Steven J. Bensinger		$ 68,500	$ 60,000	$ 1,631	$ 130,131
Stuart D. Bilton	Lead Director (January - June)	75,000	60,000	1,631	136,631
Otto N. Frenzel IV	Nominating & Governance Committee Chair	75,000	60,000	1,631	136,631
Stephen J. Gray (a)		15,000	59,180	-	74,180
LoriAnn V. Lowery-Biggers		65,000	60,000	1,631	126,631
David W. Michelson	Audit Committee Chair	76,250	60,000	1,631	137,881
James A. Porcari, III	Compensation & Human Capital Committee Chair	75,000	60,000	1,631	136,631
Nathan Shapiro	Investment Committee Chair	65,000	60,000	1,631	126,631
Norton Shapiro (b)		20,000	-	1,631	21,631
Robert Shapiro		65,000	60,000	1,631	126,631

(a)  Mr. Gray was elected to the Board in May 2019.
(b)  Mr. Norton Shapiro served on the Board until his death in February 2019.

2019 Fees Earned or Paid in Cash:
●
Board meeting attendance fee of $15,000 for each regular or in-person meeting of the Board. Directors are encouraged to attend in person, but may attend via teleconference or videoconference. This fee is reduced to zero in the case of non-attendance and no additional fees are paid for special meetings that are held telephonically. This fee is paid quarterly in the quarter following meeting attendance.

In November 2018, the Board approved an increase in the Board meeting attendance fee for 2019 from
$10,000 per regular meeting to $15,000. For all directors other than Mr. Gray, the table reflects a $20,000 fee earned for two in-person meetings held in the fourth quarter of 2018 that was paid in 2019.
●	The Lead Director and Chairman receive an additional $5,000 per quarter.
●
The Chairman of the Audit Committee receives an additional $3,750 per quarter (increased from $3,500 in 2018). Commencing in February 2020, the Chairman of the Risk and Finance Committee will receive an additional $3,750 per quarter.

●	The Chairmen of the Nominating and Governance and Compensation & Human Capital Committees each receive an additional $2,500 per quarter.

●
No additional fees are paid for committee membership or committee meetings which are held telephonically or in conjunction with a regular Board meeting. Committee members will receive $2,500 for attendance at non-telephonic committee meetings held at other times.

●	No additional fees are paid for directors serving as the Deputy Chairman of a committee.

2019 Stock Awards An annual retainer in the amount of approximately $60,000 (increase from $40,000 in 2018) is paid to each non-employee director in the form of restricted shares of our Class B common stock. The amount shown in the table above represents the approximate grant date fair  value  of  stock  awards  issued  to  each non- employee director during 2019, as calculated in accordance with Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” (“ASC Topic 718”).

The number of restricted shares awarded is determined by dividing the annual retainer amount by the closing price of our Class B common stock on Nasdaq on the date of grant. Unless otherwise noted, each non-employee director received 3,692 shares of restricted stock on the date of our annual meeting of shareholders (May 7, 2019), which shares fully vest on May 7, 2020. Mr. Gray received 3,591 shares of restricted stock on May 17, 2019, which shares fully vested on May 7, 2020, representing a pro-rated portion of his 2019-2020 annual retainer calculated by pro-rating based on the number of shares awarded to the directors on May 7, 2019. No other shares of restricted stock or other equity awards were held by our non-employee directors as of December 31, 2019.

All Other Compensation - Restricted stock is treated as outstanding for purposes of dividend accruals from the date of grant and accrued dividends are paid to directors upon the vesting of the restricted shares. The amount shown as All Other Compensation in the table above represents dividends paid to each applicable director in May 2019, at a total of $0.94 per share, upon the vesting of restricted stock granted in 2018.

In addition to the above compensation, our directors are also reimbursed for customary and usual travel expenses.

CODE OF CONDUCT
The Board has adopted a Code of Business Conduct, which is applicable to all directors, officers at the vice president level and above as well as certain other employees with control over accounting data. The Code of Business Conduct is available on our website at ir.protectiveinsurance.com/govdocs.

PROPOSAL #2 RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR FOR THE CORPORATION FOR 2020
The Board has appointed Ernst & Young LLP as independent auditor to audit our financial statements for 2020. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting on May 5, 2020. They will be provided an opportunity to make a statement should they desire to do so and will be available to respond to appropriate inquiries from the shareholders. Ernst & Young LLP has acted as our independent auditor since 1970.

The Audit Committee believes that the continuance of Ernst & Young LLP as our independent auditor is in the best interests of the Corporation and our shareholders. As a result, the Audit Committee has selected Ernst & Young LLP to continue in that capacity for 2020 and is submitting this matter to shareholders for their ratification as a matter of good corporate governance. In the event this proposal is not approved, the Audit Committee will consider whether to select another independent auditor.

The ratification of the appointment of our independent auditors for 2020 will be approved if more shares are voted “FOR” each proposal than “AGAINST.” Neither abstentions nor broker non-votes will affect the outcome of this proposal.

The Board of Directors recommends a vote “FOR” ratification of the selection of Ernst & Young LLP as our independent auditor for 2020.

INDEPENDENT AUDITOR FEES
AUDIT FEES
Fees for audit services performed by Ernst & Young LLP totaled $1,600,000 for the year ended December 31, 2019 and totaled $1,586,000 for the year ended December 31, 2018. These totals are inclusive of fees associated with the annual audit, reviews of quarterly reports on Form 10-Q, statutory audits and loss reserve certifications required by regulatory authorities for each of the insurance company subsidiaries and the review of our internal controls as required by Section 404 of the Sarbanes-Oxley Act.

AUDIT-RELATED FEES
In 2019, Ernst & Young LLP billed $75,000 in audit-related fees principally in connection with the issuance of a service auditor report (SOC-1) related to claims operations and actuarial services. No fees for audit-related services were paid to Ernst & Young LLP for the years ended December 31, 2018.

TAX FEES
No fees were paid to Ernst & Young LLP for tax services in the years ended December 31, 2018 and December 31, 2019.

ALL OTHER FEES
No fees were billed by Ernst & Young LLP for professional services rendered during the years ended December 31, 2018 and December 31, 2019 other than those specified above.

The Audit Committee pre-approves audit engagement terms and fees prior to the commencement of any audit work, other than that which may be necessary for the independent auditor to prepare the proposed audit approach, scope and fee estimates. The independent auditor submits a written proposal that details all audit and audit-related services. Revisions to the written proposal, if necessary, are also submitted in writing. Audit fees, including the internal control attestation required by the Sarbanes-Oxley Act, are fixed and contained in the proposal. We received a proposal for the audit engagement for 2019 and the Audit Committee reviewed the nature and dollar value of services provided under the engagement. Future revisions, if any, will be reviewed and pre-approved by the Audit Committee.

All services described above were pre-approved by the Audit Committee pursuant to SEC Regulation S-X, Rule 2- 01(c)(7)(i).

AUDIT COMMITTEE REPORT
In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibilities to oversee the accounting, auditing and financial reporting practices of the Corporation. During calendar year 2019, the Audit Committee conducted five (5) meetings. The Audit Committee discussed and reviewed the interim financial information contained in the Corporation’s Quarterly Reports on Form 10- Q with management and the independent auditor prior to filing with the Securities and Exchange Commission.

In fulfilling its oversight responsibilities, the Audit Committee has received from the independent auditor the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the auditor any relationships that may impact its objectivity and independence and satisfied itself as to the auditor’s independence. The Audit Committee also discussed with management, the director of internal audit and the independent auditor the quality and adequacy of the Corporation’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee also reviewed both with the independent auditor and the director of internal audit their audit plans, audit scope and identification of audit risks. The Audit Committee has discussed and reviewed with the independent auditor the matters required to be discussed by the applicable rules of the PCAOB and the Securities and Exchange Commission and, both with and without management present, discussed and reviewed the results of the independent auditor’s examination of the financial statements.

The Audit Committee has reviewed and discussed the Corporation’s audited financial statements as of and for the year ended December 31, 2019 with management and the independent auditor. Management has the responsibility for the preparation of the Corporation’s financial statements and the independent auditor has the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditor, the Audit

Committee recommended to the Board that the Corporation’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the Securities and Exchange Commission.

Audit Committee

David W. Michelson, Chair Steven J. Bensinger
Otto N. Frenzel IV

COMPENSATION DISCUSSION AND ANALYSIS
The following discussion provides an overview of the philosophy, objectives, administration and material elements of, and decisions relating to, our executive compensation program for 2019, as well as changes determined for 2020. The Compensation and Human Capital Committee of the Board (referred to hereafter in this Compensation Discussion and Analysis as the “Committee”) oversees the total compensation program for our executive officers. This Compensation Discussion and Analysis and the information following include a series of tables and narrative disclosures containing data about the compensation earned in 2019 by the following individuals, who are our named executive officers (“NEOs”) for 2019:

Name	Title
Jeremy D. Edgecliffe-Johnson	Chief Executive Officer
John R. Barnett	Chief Financial Officer
Jeremy F. Goldstein	Executive Vice President of Claims
Bahr D. Omidfar	Chief Information Officer
Patrick S. Schmiedt	Chief Underwriting Officer
Matthew A. Thompson	Executive Vice President of Sales
John D. Nichols, Jr.	Former Interim Chief Executive Officer
William C. Vens	Former Chief Financial Officer

We brought several new leaders to our team in 2019. In May, 2019, we appointed Mr. Edgecliffe-Johnson as our Chief Executive Officer (“CEO”), concluding Mr. Nichols term as Interim CEO, which had begun in October 2018. In June 2019, Mr. Vens announced his intent to resign from the Corporation, which became effective in August 2019. Mr. Barnett was appointed as Chief Financial Officer (“CFO”) in September 2019. In November 2019, the Board determined that scope of Mr. Omidfar’s role a Chief Information Officer made him an executive officer of the Corporation. Mr. Omidfar was hired in September 2019 and his 2019 compensation was determined by Mr.
Edgecliffe-Johnson. Further, in November 2019, the Board determined that the duties of Mr. Thompson’s role had changed such that he was no longer responsible for a significant strategic and policy-making decisions on a regular basis and, as a result, that Mr. Thompson should no longer be designated as an executive officer of the Corporation.

EXECUTIVE COMPENSATION PHILOSOPHY, STRATEGY & OBJECTIVES
Our compensation philosophy and objectives are directly related to our business strategy and objectives. The Committee endeavors to ensure that the philosophy and operation of our compensation program reinforces our culture and values; creates a balance between risk and reward; attracts, motivates, and retains executives; and aligns their interests with those of our shareholders. The Committee, on behalf of the full Board, believes that our compensation programs should:

●	Create compensation targeted at a level that will allow us to attract, retain, and motivate top executive talent;
●	Ensure that an appropriate relationship exists between compensation and the creation of shareholder value;
●	Align with operational results, profitable growth, and financial goals to encourage achievement of our strategic objectives;
●	Support long-term decision-making, business sustainability and, accordingly, long-term increase in shareholder value;
●	Ensure that compensation is reflective of the underwriting results achieved by members of our executive team; and
●	Include standard employee benefits available to all employees and utilize perquisites only to the extent there is a vital business rationale for doing so.
The Committee designed the executive compensation program for 2019 to support these objectives. Our executive compensation program received approval from approximately 99% of the votes cast at our May 2019 annual meeting, and no changes were made to our executive compensation program as a result of that shareholder vote.

Our 2019 executive compensation program was a continuation of the updated pay strategy that the Committee has implemented since 2016. The Committee has continued to evaluate and adjust its pay strategy in an effort to ensure that, in practice, the compensation structure fulfills the goals identified above and supports execution of our business strategy. These guiding principles have been applied to our pay strategy for 2019 as follows:
●	Base salaries are set in recognition of our efficient management structure, requiring fewer executive officers, and to ensure continued attraction and retention of executive talent.
●
Incentive opportunities are balanced to emphasize long-term equity awards so as not to encourage engaging in short-term growth opportunities at the expense of long-term profitability and long-term shareholder value.

●	Annual incentive opportunities include a significant performance-based component, both in the form of short-term annual cash incentive awards and long-term equity-based incentives.
●	Perquisites are limited to focus on cost reduction and operational efficiencies.

COMPENSATION AND RISK ASSESSMENT
Performance targets utilized by the Committee under the Protective Insurance Corporation Annual Incentive Plan (the “Annual Incentive Plan” or “AIP”) and the Protective Insurance Corporation Long-Term Incentive Plan (the “Long-Term Plan”) were selected by the Committee in conjunction with the full Board’s review and approval of the operating plan for 2019, as developed by management. In creating performance targets, careful consideration was given to the then- current and anticipated market conditions that may affect our ability to achieve our strategic growth initiatives or otherwise impact our results.

The Committee believes that the proportion of compensation based on our underwriting income (loss) and individual performance is structured to motivate the NEOs to fulfill the corporate mission and vision, including specific and focused performance objectives, while not encouraging unnecessary or excessive risk taking. In particular for 2019, it allows the NEOs to focus on returning the business to underwriting profitability while not specifically incentivizing premium growth, thereby discouraging the increase of premium due to business which may ultimately result in an unprofitable loss ratio. Long-term incentives are structured such that various levels of the Corporation’s performance result in a range of payouts for the NEO, such that incentives continue throughout the performance period. A portion of the NEOs’ performance-based compensation is paid in the form of restricted shares, which does not encourage unnecessary or excessive risk taking because such restricted shares generally vest over a period of time and are forfeitable, thereby focusing the executives on our long-term interests.

The Committee has determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Corporation.

EXECUTIVE COMPENSATION ADMINISTRATION
THE ROLE OF THE COMMITTEE
The Committee is responsible for approving all components of the compensation of our NEOs. The Committee administers all executive officer compensation plans, programs, and guidelines and approves the compensation paid to our executive officers.

THE ROLE OF EXECUTIVE MANAGEMENT
As a matter of standard practice, the CEO sets operational goals for each NEO other than himself. The CEO evaluates each executive officer’s performance and make recommendations regarding compensation to the Committee for each such executive officer. The CEO does not have final decision-making authority regarding his own level of compensation, nor that of any of the other executive officers. However, the CEO does, when requested by the Committee, provide the following to assist the Committee, which makes its own ultimate determinations:
●	Background information regarding our operating results and financial objectives;
●	The CEO’s evaluation of the performance of the other executive officers, excluding himself; and
●	Recommendations for completed year compensation awards and future base salary and target incentive adjustments for the other executive officers, excluding himself.

THE ROLE OF THE COMMITTEE’S ADVISORS
In 2016, the Committee engaged the McLagan-Ward Group (“Ward”) to provide a review and analysis of our executive compensation program, including annual short-term and long-term incentive plans, to assist in determining our comparator group, and to deliver observations and recommendations to better align the plans with our compensation philosophy, as well as with current trends and best practices in the industry. As part of their review, Ward personnel communicated with management from time to time to gather information. Ward participated in Committee discussions at the Committee’s request, including executive sessions where no executive officers or other employees of the Corporation were present. In 2019 and early 2020, the Committee engages Ward to assist with recommendations regarding new NEO compensation, market analysis our executive compensation structure, review and updates to our comparator group, and assistance with the design of our short-term incentive plan (“STIP”) and long-term incentive plan (“LTIP”) programs for 2020.

COMPENSATION CONSULTANT INDEPENDENCE
Ward did not provide any services to us other than those detailed above. The Committee determined that no conflicts of interest exist with respect to Ward serving as an advisor to the Committee. In making this determination, the Committee considered various factors, including those set forth in the SEC’s rules. In addition, the Committee reviewed certifications made by each of our executive officers and directors that he or she did not have a business or personal relationship with Ward or any of the individuals working on our engagement.

PAY POSITIONING AND COMPARATOR GROUP
In setting compensation during 2019, the Committee compared base salaries, annual cash and equity-based incentive opportunities, and total compensation packages for the NEOs to a comparator group of public property and casualty insurance competitors. The comparator group covers a wide span in terms of direct written premium size. While our direct written premium is in the lower quartile of the comparator group, the Committee believes our other operating measures support total compensation comparison between the companies in the comparator group.

The Committee determined which companies should be in the comparator group with the assistance of Ward and set the comparator group as follows:

Amerisafe, Inc.	Heritage Insurance Holdings, Inc.
Atlas Financial Holdings, Inc.	James River Group Holdings, Ltd.
Donegal Group Inc.	National Interstate Corporation
EMC Insurance Group Inc.	NMI Holdings, Inc.
Employers Holdings, Inc.	Safety Insurance Group, Inc.
FedNat Holding Company	United Insurance Holdings Corp.
Hallmark Financial Services, Inc.	Universal Insurance Holdings, Inc.
HCI Group, Inc.

The Committee has designed our executive compensation program to target total compensation (salary plus annual cash incentive and/or long-term equity awards) near the median for comparable positions within the comparator group. The Committee is also focused on structuring the elements of salary, short-term, and long-term incentives so that the balance of each NEO’s total compensation package is in line with our comparator group. Key executives who demonstrate superior performance and provide significant contributions toward our strategic goals may have total compensation positioned above the median.

Competitive market data is only one of several factors utilized by the Committee to assist in setting executive compensation levels. The Committee does not use market data as part of a specific formula to determine compensation or as a fixed target.

COMPONENTS OF EXECUTIVE COMPENSATION FOR 2019
The principal components of our 2019 executive compensation program for executive officers, including the NEOs, were:
1.	Base salary
2.	Annual Incentive Plan awards
3.	Long-term equity incentive awards
4.	Employee benefits and perquisites

BASE SALARY
The Committee annually reviews and, if considered appropriate, adjusts each executive officer’s base salary. The Committee considers several factors when determining if a base salary adjustment is warranted and how much of an adjustment is appropriate. These factors include our performance against business objectives, changes in individual levels of responsibility, individual performance for the previous year, market data regarding similar positions in our comparator group, knowledge of our unique business and relationships, and general economic conditions. While the Committee considers these factors to guide its decisions, it does not rely on them exclusively. The Committee exercises business judgment based on a thorough assessment of compensation levels and alignment with our compensation philosophy and pay strategy.

The Committee recognized that we did not meet our performance objectives in 2018, and, as a result, the Committee did not approve any salary adjustments in 2019 for those NEOs employed by us during 2018, including Messrs. Goldstein, Schmiedt, Thompson, Vens, and Nichols.

After considering market data, the Committee set an annual base salary of $600,000 for Mr. Edgecliffe-Johnson upon his appointment as CEO in May 2019 and set an annual base salary of $385,000 for Mr. Barnett upon his appointment as CFO in September 2019. In September 2019, Mr. Edgecliffe-Johnson approved an annual base salary of $400,000 for Mr. Omidfar in connection with his appointment as CIO.

ANNUAL INCENTIVES FOR 2019
STIP Award for Messrs. Goldstein, Schmiedt, Thompson and Vens:
Our employees, including each of our NEOs serving as an executive officer at the beginning of 2019, with the exception of Mr. Nichols, participated in the Annual Incentive Plan for 2019. Under the Annual Incentive Plan, each participant was provided with a target STIP bonus opportunity according to the pay strategy discussed above. Target STIP bonus opportunities were set based upon a review of non-equity awards paid at companies in our comparator group and after taking into consideration the proportionate share of each NEO’s equity versus non-equity compensation opportunities.

The Committee did not provide any STIP or LTIP award opportunities for Mr. Nichols due to the interim nature of his role as CEO and the time-vested restricted stock award he received in November 2018.

For each applicable NEO, 80% of each of the STIP awards was determined based on the Corporation’s achievement of pre-determined goals for underwriting income (loss) approved by the Board in February 2019, which we refer to as the “company performance factor,” and 20% of each of the STIP awards was determined by the applicable NEO’s performance related to personal objectives [that were communicated to the NEO in February 2019], which we refer to as the “personal performance component.” STIP bonuses were paid in cash at the end of the annual performance period. Underwriting income (loss) is calculated as:

Income (loss) before federal income taxes (benefits)
Less: Net realized gains (losses) on investments
Less: Net unrealized gains (losses) - equity securities and limited partnerships
Less: Net investment income
Underwriting income (loss)

The use of underwriting income (loss) as the company performance factor was a change from 2019, where the AIP bonus was determined by applying a performance matrix factor measuring the combined results of (1) our 2018 growth in gross premiums earned and (2) our 2018 combined ratio. Our combined ratio was calculated as the ratio of: (A) the sum of losses and loss expenses incurred, plus other operating expenses, less commissions and other income, to (B) net premiums earned. The Committee believes that the use of underwriting income (loss) will reward the NEOs for those aspects of our operations over which the NEOs have control and exclude the impact of investment results on executive compensation. In addition, the use of underwriting income (loss) focuses the NEOs on underwriting profitability and does not specifically incentivize premium growth, thereby discouraging the increase of premium due to business which may ultimately be unprofitable.

If at least threshold performance had been achieved, each applicable NEO would have earned between 25% and 125% of the target corporate performance component of his STIP award opportunity, depending on the amount of underwriting income (loss) earned during the performance period. For 2019, our achievement of a target underwriting loss of $7.6 million would have resulted in a 100% payout of the company performance factor portion of the STIP award. The Committee established the threshold at a $25.6 million underwriting income loss. Our actual underwriting loss of $30.5 million resulted in no payout for the company performance factor in 2019.

Each applicable NEO’s personal performance objectives were determined based on his achievement of personal goals that are intended to align with departmental and corporate objectives for 2019. These objectives were developed by the applicable NEO and the CEO in February 2019. It was possible for an applicable NEO to earn the 20% personal performance component of the STIP award even if the threshold level of underwriting income (loss) was not achieved and no amount of the STIP award would be earned for the corporate performance factor. For 2019, Messrs. Goldstein, Schmiedt, and Thompson each received 100% of the personal performance component of their STIP award based on the Committee’s evaluation of their efforts and achievement of personal goals set in early 2019.

The STIP opportunities for Messrs. Goldstein, Omidfar, Schmiedt, Thompson, and Vens, including the amount earned by each for 2019 performance is shown in the table below. Mr. Vens forfeited his STIP opportunity for 2019 upon his resignation from the Corporation in August 2019.

	STIP Award Target	STIP Award Maximum	STIP Award Earned
Mr. Goldstein	102,835	123,402	20,567
Mr. Schmiedt	89,410	107,292	17,882
Mr. Thompson	124,925	149,910	24,985
Mr. Vens	200,109	240,131	0
Mr. Omidfar	32,549	39,059	6,510

Cash Sign-On Award for Messrs. Edgecliffe-Johnson, Barnett, and Omidfar:
Messrs. Edgecliffe-Johnson, Barnett, and Omidfar joined the Corporation in 2019 and, at the time of each appointment, the Committee anticipated that the company performance factor was unlikely to reach the threshold for payout under the STIP awards as described above for 2019. Therefore, in lieu of setting a STIP opportunity for 2019, the Committee provided Messrs. Edgecliffe-Johnson, and Barnett with a cash bonus under the Annual Incentive Plan that would be payable in March 2020. The amount of Messrs. Edgecliffe-Johnson’s cash bonus equaled the pro-rata amount of the STIP opportunity consistent with his total annual compensation package. Mr. Edgecliffe-Johnson received a 2019 STIP award of $350,136, and Mr. Barnett received a 2019 STIP award of $75,000.

In addition to the STIP opportunities described above, in May 2019, the Committee approved a $150,000 cash relocation bonus for Mr. Edgecliffe-Johnson. Pursuant to his employment agreement, the relocation bonus would have been subject to recoupment if Mr. Edgecliffe-Johnson’s employment was terminated with cause or he resigned without good reason prior to December 31, 2019.

In connection with his appointment as CFO in September 2019, the Committee approved a $120,000 cash sign-on bonus for Mr. Barnett and a $100,000 cash relocation bonus. Pursuant to his employment agreement, the relocation bonus would have been subject to recoupment if Mr. Barnetts’s employment had been terminated with cause or he resigned without good reason prior to April 1, 2020.

In connection with his appointment as CIO in September 2019, Mr. Omidfar received a $100,000 cash relocation bonus. Pursuant to his employment agreement, the relocation bonus would have been subject to recoupment if Mr. Omidfar’s employment had been terminated with cause or he resigned without good reason prior to March 16, 2020. In addition, Mr. Omidfar received a $4,932 cash bonus in December 2019 pursuant to our holiday bonus program provided to all employees other than those individuals who are executive officers of the Corporation as of January 1st of the applicable calendar year in which the bonus is paid or who join the Corporation as CEO or CFO. The holiday bonus is paid based on a formula of base salary and length of service to the Corporation.

Other Bonuses in 2019
In May 2019, the Committee approved a $200,000 bonus for Mr. Nichols in recognition of his superior services during his tenure as Interim CEO. The bonus was paid in a combination of $100,000 in cash and unrestricted stock with a grant date fair value of approximately $100,000.

LONG-TERM INCENTIVES FOR 2019
LTIP FOR 2019
For 2019, the Committee approved grants of several types of equity awards to our NEOs under the Long-Term Plan. As described in further detail below, the primary equity-based incentives that our NEOs are eligible to earn is the annual LTIP award. In February 2019, the Committee set the target and maximum LTIP award opportunities for Messrs. Goldstein, Schmiedt, Thompson and Vens for 2019. The Committee set target and maximum LTIP award opportunities for Messrs. Edgecliffe-Johnson and Barnett in May 2019 and September 2019, respectively. In September 2019, Mr. Edgecliffe-Johnson set the target and maximum LTIP award opportunity for Mr. Omidfar for 2019. The table below sets forth the target and maximum LTIP award opportunities for our NEOs for 2019.

	LTIP Award Target	LTIP Award Maximum
Mr. Edgecliffe-Johnson	525,000	729,402
Mr. Barnett	29,118	43,269
Mr. Goldstein	72,705	87,246
Mr. Omidfar	23,672	28,406
Mr. Schmiedt	64,375	77,250
Mr. Thompson	62,700	75,240
Mr. Nichols	0	0
Mr. Vens	100,055	120,066

The annual LTIP award is based on performance over a one-year performance period, and any earned LTIP awards are paid in restricted shares of our Class B common stock at the end of such performance period. If earned, the LTIP award will be paid in restricted shares of our Class B common stock in early 2020. One-third of such shares will vest annually over the three-year period beginning one year from the date of issue.

The value of the earned LTIP awards was determined by applying the same company performance factor, underwriting income (loss), as utilized for the STIP bonus, as discussed above. For each applicable NEO, 80% of each of the LTIP awards was determined based on the Corporation’s achievement of pre-determined goals for underwriting income (loss) approved by the Board in February 2019, and 20% of each of the LTIP awards was determined by the NEO’s performance related to personal objectives. If at least threshold performance had been achieved, each NEO would have earned between 25% and 125% of the target company performance factor component of his LTIP award opportunity, depending on the amount of underwriting income (loss) earned during the performance period, and the NEO could also earn all or a portion of the personal performance component of his LTIP award opportunity based on whether he achieved his personal objectives. The number of restricted shares of Class B common stock, if any, issued to our NEOs would then be determined by dividing the dollar amount of any earned LTIP award, calculated as described above, by the closing price of our Class B common stock on the date the shares are issued.

Consistent with the STIP bonus discussed above, our achievement of underwriting loss in 2019 did not result in any payout of the company performance factor component of the LTIP awards for 2019. For Messrs. Edgecliffe-Johnson, Barnett, and Omidfar, the Committee considered the personal performance of each against the established goals and personal objectives for the respective NEOs and determined that each such NEO would receive 100% of their personal performance portion of their LTIP opportunity. Mr. Vens forfeited his 2019 LTIP award upon his resignation from the Corporation. As further described below under “Other Long-Term Performance Incentives,” the Committee did not consider the personal performance of Messrs. Goldstein, Schmidt and Thompson and in turn, chose not to award any of the personal performance portion of the 2019 LTIP to any of them, given the other long-term incentives provided to each in November 2019.

OTHER LONG-TERM PERFORMANCE INCENTIVES
Time-Vested Restricted Stock Awards
The Committee granted time-vested restricted stock awards to certain NEOs as sign-on awards when they joined the Corporation as described below in “– Other Compensation Matters – Employment Agreements” on page 21. Such awards were granted in the form of restricted shares of our Class B common stock that vest according to the vesting schedule detailed in the applicable employment agreement, , as follows, and are intended to promote the retention of these new executive officers and to align their interests with those of our shareholders..

●
Mr. Edgecliffe-Johnson received 70,000 restricted shares of our Class B common stock on May 22, 2019, which, subject to the terms of his employment agreement, will vest according to the following schedule: 35,000 shares will vest as of June 1, 2022; 21,000 shares will vest as of June 1, 2023; and 14,000 shares will vest as of June 1, 2024.

●
Mr. Barnett received 12,070 restricted shares of our Class B common stock on October 4, 2019, which, subject to the terms of his employment agreement, will vest according to the following schedule: 4,828 shares will vest as of December 31, 2020; 3,621 shares will vest as of December 31, 2021; and 3,621 will vest as of December 31, 2022.

●
Mr. Omidfar received 18,304 restricted shares of our Class B common stock on September 16, 2019, which, subject to the terms of his employment agreement, will vest according to the following schedule: 7,322 shares shall vest as of December 31, 2020; 5,491 shares will vest as of December 31, 2021; 5,491 shares will vest as of December 31, 2022.

As described above, it became clear throughout 2019 that the company performance portion of the 2019 STIP and LTIP bonus opportunities was unlikely to result in payment given our progress on the achievement of the underwriting income (loss) target. The Committee remained apprised of this progress and considered in when granting additional long-term incentive awards throughout 2020. As the Corporation is continually focused on increasing shareholder value and is focused on regaining profitability, the Committee wanted to ensure that NEO compensation created alignment to shareholder value. The Committee noted that the performance-based long-term incentive awards had not resulted in shares being issued to any NEOs since the 2016 performance year. In November 2019, the Committee sought consistency in the equity compensation among the current NEOs to ensure each had personal incentive and alignment to the goal of increasing shareholder value. Therefore, the Committee approved grants of restricted shares of our Class B common stock, which was granted on November 12, 2019, to Messrs. Goldstein, Schmiedt, and Thompson, which shares will vest on January 1, 2023, subject to the NEOs continued employment with the company at the time of vesting. Pursuant to this award, Mr. Goldstein and Schmiedt were each granted 12,369 shares of restricted stock and Mr. Thompson was granted 6,185 shares of restricted stock.

EMPLOYEE BENEFITS AND PERQUISITES
We offer our executive officers standard employee benefits, including the ability to participate in our group life, health, dental and disability insurance, as well as our 401(k) Plan, to the same extent offered to all of our employees. We match contributions made by the executive officers to the 401(k) Plan consistent with the matching contribution for all participants in the 401(k) Plan.

In February 2019, the Committee also approved a bi-weekly stipend for Messrs. Goldstein, Schmiedt, Thompson, and Vens intended to offset our executive officers’ expenses related to their personal automobile, including maintenance costs, insurance coverage and a portion of fuel expenses, as set forth in footnote (d) of the Summary Compensation Table on page 23. This stipend is being phased out over 2019 and 2020 and new NEO are not provided with any such perquisite.

In addition, during the term of Mr. Nichols’ employment agreement, he was entitled to reimbursement for up to $5,000 per month in commuting expenses incurred by him and/or his immediate family and he was provided with an apartment near our corporate headquarters at our sole expense.

COMPONENTS OF EXECUTIVE COMPENSATION FOR 2020
The Committee was considering the structure of our 2020 executive compensation program as the COVID-19 virus outbreak was beginning to impact the United States. The Committee took a prudent approach and delayed approval of long-term incentive compensation pending further analysis of the potential disruption caused by the virus.  In March 2020, weeks of significant market volatility and the issuance of stay-at-home orders in several states led the Committee to reconsider the use of long-term equity incentives for the executive officers for 2020.  In conjunction with the executive management team, the Committee determined that foregoing long-term equity incentives in 2020 would best serve the interests of the Corporation and its shareholders by preserving shareholder value and reducing expense during this unprecedented event. Therefore, the principal components of our 2020 executive compensation program for executive officers, including the NEOs, will consist solely of base salary, annual (“STIP”) awards, standard employee benefits, and limited perquisites as described above. Further, the Committee did not approve any salary increases for our executive officers for 2020.  Due to his change in duties, the Committee approved a decrease in salary for Mr. Thompson for 2020, setting his annual base salary at $375,000.

For 2020, the Committee awarded STIP opportunities to each of our current executive officers and established a target STIP award opportunity for 2020 for each. If earned in 2020, the STIP award will be paid in cash in early 2021. For each current executive officer except Mr. Edgecliffe-Johnson, 80% of the STIP award will be determined by the application of the corporate performance component described below and 20% of the STIP award will be determined by the NEO’s performance relative to personal objectives. For Mr. Edgecliffe-Johnson 100% of his STIP award will be determined by the application of the corporate performance component.

The corporate performance component of the STIP awards will be determined based on our achievement of the 2020 accident year combined ratio, including prior year adjustments arising from the 2019 accident year, compared to the plan target approved by the Committee in February 2020. The Committee believes that use of the accident year combined ratio, with the adjustment for one prior year of loss development, will reward the NEOs for those aspects of our operations over which the NEOs have control including risk selection, expense discipline and underwriting profitability. The Committee considered that loss development in prior years contributed to the Corporation’s inability to meet the corporate performance component of both short and long term incentive compensation plans over the past three years and that similar development has impacted many insurers in the commercial auto space. If at least threshold performance is achieved, each NEO may earn between 25% and 125% of the target corporate performance component of his STIP award opportunity.

Each NEO’s personal performance objectives will be determined in part based on his achievement of personal goals that align with departmental and corporate objectives for 2020; these objectives were developed by the NEO and the CEO in February 2020. The Committee may also consider the NEOs overall performance of job responsibilities, demonstrated leadership outside of the NEOs core responsibilities, and the NEOs contributions relative to his peers when determining the personal performance component of the STIP. It is possible for the NEO to earn the personal component of the STIP award even if the threshold accident year combined ratio is not achieved and no amount of the STIP award would be earned for the corporate performance component.

OTHER COMPENSATION MATTERS
EMPLOYMENT AGREEMENTS
All of our employees are employed on an at-will basis, and either the employee or the Corporation is free to terminate any employment relationship at any time.

In connection with his appointment as Chief Executive Officer, we entered into an employment agreement with Mr. Edgecliffe-Johnson effective May 22, 2019. Under the agreement, Mr. Edgecliffe-Johnson will serve as CEO until May 22, 2024 (the “Initial Term”), unless earlier terminated by the Corporation or by Mr. Edgecliffe-Johnson. Upon the expiration of the Initial Term, the agreement will be automatically extended for additional 12-month periods unless either party gives written notice to the other at least 90 days prior to the commencement of the next scheduled extension. Mr. Edgecliffe-Johnson’s annualized base salary is $600,000, which may be increased by the Committee but may not be decreased. The employment agreement provides for severance to be paid to Mr. Edgecliffe-Johnson if we terminate him without cause, including as a result of our delivery of a notice of non-extension of the agreement, or he resigns for good reason. The employment agreement also includes provisions requiring Mr. Edgecliffe-Johnson to maintain our confidential information and subjects Mr. Edgecliffe-Johnson to non-competition and non-solicitation provisions during the term of the agreement and for twelve months thereafter. For more information regarding this employment agreement, including the possible payouts upon termination, see “Potential Payments upon Termination or Change in Control” on page 28.

We entered into a Non-Compete, Severance & Confidentiality Agreement with each of Mr. Barnett, effective October 1, 2019, and Mr. Omidfar, effective September 16, 2019. Each agreement provides for a severance payment upon termination in exchange for the NEO agreeing to maintain the confidentiality of the Corporation’s confidential information and subjecting the NEO to non-competition and non-solicitation provisions during the term of the agreement and for 12 months thereafter. We also entered into a Confidentiality, Non-Competition and Non-Solicitation Agreement with each of Mr. Goldstein, effective May 25, 2018 and Mr. Schmiedt, effective July 26, 2018, and a Severance, Confidentiality, Non-Competition and Non-Solicitation Agreement with Mr. Thompson, effective June 22, 2018 Each agreement provides for a severance payment upon termination in exchange for the NEO agreeing to continue to comply with customary confidentiality and non-disparagement provisions and subjecting the NEO to non-competition and non- solicitation provisions during the term of the agreement and for two years thereafter. The Corporation may terminate each NEO’s employment at any time with or without cause. For more information regarding these agreements, including the possible payouts upon termination, see “Potential Payments upon Termination or Change in Control” on page 28.

OTHER MATTERS
We have no post-retirement benefit policies, nor any pension or retirement plans, other than our 401(k) Plan, which is generally available to all employees and which carries no post-employment obligations for the Corporation.

With the passage of the U.S. Tax Cuts and Jobs Acts of 2017, Section 162(m) of the Internal Revenue Code (the “Code”) was amended to repeal the performance-based compensation exemption from the deduction limit, effective for taxable years beginning after December 31, 2017. As a result, compensation paid in 2018 and later years to our NEOs in excess of $1 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017. The Committee continues to believe that the best interests of the Corporation and our shareholders are served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expenses to the Corporation.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on this review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

COMPENSATION COMMITTEE
James A. Porcari III, Chairman — Stuart D. Bilton — LoriAnn V. Lowery-Biggers — David W. Michelson

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year		Salary	Bonus (a)	Stock Awards (b)	Option Awards	Non- Equity Incentive Compen- sation (c)	Non- Qualified Deferred Compen- sation Earnings	All Other Compen- sation (d)	Total
Jeremy D. Edgecliffe-Johnson	2019		$341,538	$350,136	$1,659,700	0	0	0	$172,323	$2,523,698
Chief Executive Officer
John R. Barnett	2019		81,442	195,000	229,118	0	0	0	100,000	605,560
Chief Financial Officer
Jeremy F. Goldstein	2019		401,700	-	272,712	0	20,567	0	34,575	729,554
Executive Vice President	2018		401,700	65,000	72,708	0	0	0	34,175	573,583
Bahr D. Omidfar	2019		101,452	111,442	323,675	0	0	0	104,058	640,627
Chief Information Officer
Patrick S. Schmiedt	2019		357,639	-	264,382	0	17,882	0	37,573	677,476
Chief Underwriting Officer	2018		302,961	17,361	44,785	0	0	0	37,173	402,280
Matthew A. Thompson	2019		475,000	-	162,711	0	24,985	0	30,239	692,935
Executive Vice President	2018		475,000	-	125,000	0	0	0	40,770	640,770
		2017	475,000	162,500	125,000	0	12,000	0	39,196	813,696
John D. Nichols, Jr.	2019		258,462	100,000	157,400	0	0		74,614	590,476
Former Interim CEO	2018		99,231	-	1,932,942	0	0	0	77,674	2,109,846
William C. Vens	2019		260,779	-	100,055	0	0	0	26,171	387,005
Former Chief Financial Officer	2018		366,500	-	200,000	0	0	0	42,640	609,140
		2017	366,500	40,000	200,000	0	0	0	41,026	647,526

(a)
For 2019, the amount in the Bonus column for Mr. Edgecliffe-Johnson reflects a $350,136 cash bonus paid to Mr. Edgecliffe- Johnson in March 2020 that was approved by the Compensation and Human Capital Committee in May 2019 in connection with his appointment as CEO. The amount in the Bonus column for Mr. Barnett reflects a $75,000 cash bonus paid to Mr. Barnett in March 2020 that was approved by the Compensation and Human Capital Committee in September 2019 in connection with his appointment as CFO bonus and a $120,000 cash sign-on bonus that was paid in October 2019. The amount in the Bonus column for Mr. Omidfar reflects a $32,549 cash bonus paid to Mr. Omidfar in March 2020 that was approved in September 2019 in connection with his appointment as CIO and a $4,932 holiday bonus granted in December 2019. For Mr. Nichols, the amount in the Bonus column represents a $100,000 cash bonus paid in May 2019 in recognition of his service as our Interim CEO.

For 2018, the amount in the Bonus column for Mr. Goldstein reflects the $40,000 cash bonus granted by the Compensation and Human Capital Committee in November 2018 in recognition of his efforts during the management transition in October 2018 and a $25,000 holiday bonus granted in December 2018. For 2018, the amount in the Bonus column for Mr. Schmiedt reflects a $17,361 holiday bonus granted in December 2018.

For 2017, the amounts in the Bonus column reflect discretionary bonuses that were granted by the Compensation and Human Capital Committee in February 2018. For 2017, the Bonus amount for Mr. Thompson also includes a $112,500 retention bonus that was awarded in 2016 and fully satisfied in August 2017.

(b)
For 2019, the amounts shown above in the Stock Awards column for 2019 for each NEO, with the exception of Mr. Nichols, include the grant date fair value of their eligible LTIP award granted in 2019, calculated in accordance with ASC Topic 718. Mr. Vens forfeited his 2019 LTIP opportunity upon his resignation in August 2019. The grant date fair value of these performance-based awards was computed based on the target level of performance being achieved, which was the level of performance that was deemed probable on the grant date. The table below sets forth the grant date fair value of the LTIP awards granted in 2019 at the target level of performance and the maximum level of performance:

	LTIP Award Target	LTIP Award Maximum	LTIP Award Earned
Mr. Edgecliffe-Johnson	$525,000	$729,402	$105,000
Mr. Barnett	29,118	43,269	5,824
Mr. Goldstein	72,705	87,246	-
Mr. Omidfar	23,672	28,406	$4,734
Mr. Schmiedt	64,375	77,250	-
Mr. Thompson	62,700	75,240	-
Mr. Nichols	-	-	-
Mr. Vens	100,055	120,066	-

For 2019, in addition to his eligible LTIP award, the amount shown for Mr. Edgecliffe-Johnson includes the grant date fair value of the equity sign-on award of 70,000 shares of restricted stock that was granted in connection with this appointment as CEO on May 22, 2019.

For 2019, in addition to his eligible LTIP award, the amount shown for Mr. Barnett includes the grant date fair value of the sign-on award of 12,070 shares of restricted stock that was granted in connection with his appointment as CFO in September 2019. For 2019, in addition to his eligible LTIP award, the amount shown for Mr. Omidfar includes the grant date fair value of the sign-on award of 18,304 shares of restricted stock that was granted in connection with his appointment as CIO on September 16, 2019. These awards are more fully described in “Compensation Discussion and Analysis – Components of Executive Compensation for 2019 – Long-Term Incentives for 2019.”

The amounts shown above in the Stock Awards column for 2017 and 2018 reflect the grant date fair value of the LTIP and Value Creation Incentive Plan awards granted in 2017 and 2018 pursuant to our Long-Term Plan, calculated in accordance with ASC Topic 718. The grant date fair value of these performance-based awards was computed based on the target level of performance being achieved, which was the level of performance that was deemed probable on the grant date.

For 2019, in addition to their eligible LTIP awards, the amounts shown for Mrssrs. Goldstein, Schmiedt, and Thompson include awards of 12,369 restricted shares, 12,369 restricted shares, and 6,185 restricted shares, respectively of our Class B common stock granted in November 2019, which shares will vest on January 1, 2023 subject to the NEO's continued employment with the Corporation at the time of vesting.

For Mr. Nichols, the amount shown above in the Stock Awards column for 2019 represents the grant date fair value of the award of 6,135 shares of unrestricted stock that Mr. Nichols received on May 21, 2019 in recognition of his performance as our Interim CEO, plus the grant date fair value of the 3,543 shares of restricted stock that Mr. Nichols received on May 22, 2019, which reflects the pro-rated number of restricted shares awarded to Mr. Nichols in connection with his service as a member of our Board following the termination of his service as our Interim CEO. For 2018, the amount shown represents the grant date fair value of the 85,000 shares of restricted stock that Mr. Nichols received in connection with the execution of his employment agreement on November 13, 2018, plus the grant date fair value of the 1,735 shares of restricted stock that Mr. Nichols received on May 8, 2018 as compensation for his services as a director prior to being named our Interim CEO, which shares vested on May 8, 2019.

(c)
For 2019, the amounts shown above in the Non-Equity Incentive Compensation column for 2019 for Messrs. Goldstein, Schmiedt, and Thompson represent the portion of their eligible awards STIP awards earned based on performance during the 2019 performance period and paid in March 2020.

Amounts shown in this column for 2017 represent the change in vested and unvested value of book value appreciation rights (BVARs) which are based on increases or decreases in our book value per share during the year. The actual compensation is realized only upon satisfaction of holding period restrictions, which were satisfied as of December 31, 2017 and settled in cash in 2018.
(d)	All Other Compensation for 2019 includes the following:

	Total	401(k) Plan Contribution	Dividends (1)	Perquisites (2)	Other (3)
Jeremy D. Edgecliffe-Johnson	$172,323	$22,323	-		$150,000
John R. Barnett	100,000	-	-	-	100,000
Jeremy F. Goldstein	34,575	22,400	-	12,175	-
Bahr D. Omidfar	104,058	4,058			100,000
Patrick S. Schmiedt	37,573	22,400	-	15,173	-
Matthew A. Thompson	30,239	11,200	1,043	17,996
John D. Nichols, Jr.	74,614	22,400	1,631	18,952	31,631
William C. Vens	26,171	11,005	1,059	14,107	-

(1)
For Mr. Nichols, represents dividends earned on the 85,000 shares of restricted stock that Mr. Nichols received in connection with the execution of his employment agreement which were paid to Mr. Nichols through 2019. For all other NEOs, represents dividends accrued on restricted performance shares prior to vesting and which were paid to certain NEOs in February 2019 upon the vesting of the subject shares.

(2)
With the exception of Mr. Nichols, perquisites consist of the total vehicle allowance paid to certain NEOs. Perquisites for Mr. Nichols consist of the cost of an apartment for Mr. Nichols’ use near our headquarters and commuting expenses incurred by Mr. Nichols and his family.

(3)	For Messrs. Edgecliffe-Johnson, Barnett, and Omidar represents cash relocation packages paid to each NEO at the time of his hire.
For Mr. Nichols, represents $20,000 in cash compensation that Mr. Nichols received for his services as a director of the Corporation during October 2018 and from May 22, 2019 through September 2019 which shares vested in May 2019.

GRANTS OF PLAN-BASED AWARDS TABLE

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Type of Award (a)	Grant Date (b)	($)	($)	($)	($) (c)	($) (c)	($) (c)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Closing Stock Price on Grant Date ($/SH)	Grant Date FV of Stock and Option Awards
Jeremy D. Edgecliffe-Johnson	LTIP	5/22/2019				-	525,000	729,402			$525,000
	Other (d)	5/22/2019							70,000	$16.21	1,134,700
John R. Barnett	LTIP	9/30/2019				-	29,118	43,269			29,118
	Other (e)	10/4/2019							12,070	16.57	200,000
Jeremy F. Goldstein	STIP	2/6/2019	-	102,835	123,402
	LTIP	2/6/2019				-	72,705	87,246			72,705
	Other (f)	11/12/2019							12,369	16.17	200,007
Bahr D. Omidfar	LTIP	9/19/2019				-	23,672	28,406			23,672
	Other (g)	9/16/2019							18,304	16.39	300,003
Patrick S. Schmiedt	STIP	2/6/2019	-	89,410	107,292
	LTIP	2/6/2019				-	64,375	77,250			64,375
	Other (f)	11/12/2019							12,369	16.17	200,007
Matthew A. Thompson	STIP	2/6/2019	-	124,925	149,910
	LTIP	2/6/2019				-	62,700	75,240			62,700
	Other (f)	11/12/2019							6,185	16.17	100,011
John D. Nichols, Jr.	Other (h)	5/21/2019							6,135	16.30	100,001
	Other (i)	5/22/2019							3,541	16.21	57,400
William C. Vens	STIP	2/6/2019	-	200,109	240,131
	LTIP	2/6/2019				-	100,055	120,066			100,055

(a)
As described in “Compensation Discussion and Analysis – Components of Executive Compensation for 2019,” the Compensation and Human Capital Committee approved two main types of incentive awards for our NEOs: STIP awards, which are annual cash incentive awards granted under the Annual Incentive Plan’ and LTIP awards, which are annual equity awards granted under the Long-Term Plan.

(b)	For STIP and LTIP awards, represents date on which the applicable threshold, target and maximum payouts for each NEO’s awards were established.
(c)
Unless otherwise noted, amounts reflect the grant date fair value of awards granted in 2019. As described in “Compensation Discussion and Analysis – Components of Executive Compensation for 2019,” the target, maximum, and where applicable, threshold opportunities for the LTIP awards are set for the performance period and are denominated in cash but payable only as Class B common stock. The number of shares to be received is determined based on the closing price of our Class B common stock at the time the shares are issued following the close of the performance period.

(d)
Reflects sign-on time-based restricted stock award granted to Mr. Edgecliffe-Johnson as described in “Compensation Discussion and Analysis – Components of Executive Compensation for 2019 – Long-Term Incentives for 2019.”

(e)
Reflects sign-on time-based restricted stock award granted to Mr. Barnett as described in “Compensation Discussion and Analysis – Components of Executive Compensation for 2019 – Long-Term Incentives for 2019.”

(f)
Reflects the discretionary restricted stock awards granted to Messrs. Goldstein, Schmiedt, and Thompson in November 2019 as described in “Compensation Discussion and Analysis – Components of Executive Compensation - Long-Term Incentives for 2019.”

(g)
Reflects sign-on time-based restricted stock award granted to Mr. Omidfar as described in “Compensation Discussion and Analysis – Components of Executive Compensation for 2019 – Long-Term Incentives for 2019.”

(h)	Reflects the unrestricted stock award granted to Mr. Nichols in recognition of his service as Interim CEO.
(i)
Reflects the pro-rated number of restricted shares awarded to Mr. Nichols in connection with his service as a member of our Board, following the termination of his service as Interim CEO. Consistent with the annual stock retainer paid to our other non-employee directors, as described in “Director Compensation,” these shares will fully vest in May 2020.

OPTION EXERCISES AND STOCK VESTING TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#) (a)	Value Realized Upon Vesting ($)
Jeremy D. Edgecliffe-Johnson	0	$0	0	$0
John R. Barnett	0	0	0	0
Jeremy F. Goldstein	0	0	0	0
Bahr D. Omidfar	0	0	0	0
Patrick S. Schmiedt	0	0	0	0
Matthew A. Thompson	0	0	717	11,099
John D. Nichols, Jr. (b)	0	0	44,235	724,127
William C. Vens	0	0	754	11,672

(a)	Unless noted below, represents restricted shares awarded under our Executive Plan for calendar years 2016 (awarded in February 2017), which vested in February 2019.
(b)
Represents 42,500 shares or restricted stock granted to Mr. Nichols in October 2018 pursuant to his employment agreement, which shares vested on October 17, 2019, plus 1,735 shares of restricted stock granted to Mr. Nichols in May 2018 as compensation for his service as a non-employee director, which shares vested on May 8, 2019.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
No option awards are outstanding as of December 31, 2019 and, accordingly, columns of this table relating to option awards have not been presented. Stock awards outstanding as of December 31, 2019 are as follows:

	Stock Aw ards
	Number of Shares or Units of Stock that Have Not Vested (#) (a)	Market Value of Shares or Units of Stock that Have Not Vested ($) (b)	Equity Plan Aw ards: Number of Unearned Shares or Units that Have Not Vested (#)	Equity Incentive Plan Aw ards: Market or Payout Value of Unearned Shares or Units that Have Not Vested ($)
Jeremy D. Edgecliffe-Johnson (c)	77,379	1,245,028	n/a	n/a
John R. Barnett (d)	12,480	200,803	n/a	n/a
Jeremy F. Goldstein (e)	12,369	199,017	n/a	n/a
Bahr D. Omidfar (f)	18,637	299,869	n/a	n/a
Patrick S. Schmiedt (e)	12,369	199,017	n/a	n/a
Matthew A. Thompson (g)	6,902	111,053	n/a	n/a
John D. Nichols, Jr. (h)	46,041	740,800	n/a	n/a
William C. Vens	-	-	n/a	n/a

(a)
The table includes the personal performance component of the LTIP award granted in 2019 for Messrs. Edgecliffe-Johnson, Barnett, and Omidfar because, based on our underwriting loss for 2019, no shares were earned under the Company performance portion as described in “Executive Compensation Discussion and Analysis – Components of Executive Compensation for 2019 – Long-Term Incentives for 2019.” The personal performance component of the LTIP award granted in 2019 for Messrs. Goldstein, Schmiedt, and Thompson was not included in the table as it was understood that the one- time equity grant to each such NEO in November 2019 was intended to replace the personal performance component of the LTIP opportunity for 2019.

(b)	Valued using the closing price of the Corporation’s Class B common stock on December 31, 2019 of $16.09.
(c)
For Mr. Edgecliffe-Johnson, the table represents unvested shares granted on May 22, 2019, which, subject to the terms of his employment agreement, will vest according to the following schedule: 35,000 shares will vest as of June 1, 2022; 21,000 shares will vest as of June 1, 2023; and 14,000 shares will vest as of June 1, 2024, and 7,379 unvested shares granted on March 6, 2020 under the 2019 LTIP award, of which one third of such shares will vest annually over three years beginning one year from the date of grant.

(d)
For Mr. Barnett, represents unvested shares granted on October 4, 2019, which, subject to the terms of his employment agreement, will vest according to the following schedule: 4,828 shares will vest as of December 31, 2020; 3,621 shares will vest as of December 31, 2021; and 3,621 will vest as of December 31, 2022, and 410 unvested shares granted on March 6, 2020 under the 2019 LTIP award, of which one third of such shares will vest annually over three years beginning one year from the date of grant.

(e)	For Messrs. Goldstein and Schmiedt, represents unvested shares granted on November 12, 2019 which will vest on January 1, 2023.
(f)
Form Mr. Omidfar, represents unvested shares granted on September 16, 2019, which, subject to the terms of his employment agreement, will vest according to the following schedule: 7,322 shares shall vest as of December 31, 2020; 5,491 shares will vest as of December 31, 2021; 5,491 shares will vest as of December 31, 2022, and 333 unvested shares granted on March 6, 2020 under the 2019 LTIP award, of which one third of such shares will vest annually over three years beginning one year from the date of grant.

(g)
For Thompson, represents unvested shares awarded under our Executive Plan for calendar year 2016 (awarded in February 2017). One half of the shares vested in February 2019 and one half will vest in February 2020 and are subject to forfeiture in the event of resignation or termination for cause. The amount also includes unvested shares granted on November 12, 2019 which will vest on January 1, 2023. This amount does not include the VCIP award for the 2018-2020 performance period because (a) these award opportunities are denominated in dollars and (b) the payout, if any, earned by Mr. Thompson will be made in stock based on achievement of the cumulative operating income measures over the performance period. No payout is expected for the 2017-2019 or the 2018-2020 performance periods.

(h)
Represents 3,541 unvested restricted shares Mr. Nichols received for his services as a director of the Corporation from May 2019 through May 2020, which shares will vest on May 7, 2020, and 42,500 unvested restricted shares granted to Mr. Nichols under our Long-Term Plan pursuant to his employment agreement and will vest according to the following schedule of which 21,250 shares will vest as of October 17, 2020 and 21,250 will vest as of October 17, 2021.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information regarding outstanding grants and shares available for grant under our existing equity compensation plans, including the Protective Insurance Corporation Restricted Stock Compensation Plan (the “Restricted Stock Plan”) and the Long-Term Incentive Plan. All information is as of December 31, 2019.

Plan Category	(1) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	(2) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(3) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans [excluding Securities reflected in column (1)] (#)
Equity compensation plans approved by security holders (a)	0(b)	-	658,732 (c)
Equity compensation plans not approved by security holders (d)	0	-	0
Total	0	-	658,732
(a)	Includes the Restricted Stock Plan and Long-Term Plan.
(b)	We had 107,028 shares of unvested restricted stock outstanding as of December 31, 2019, which are not included in column (1).
(c)	Includes 0 shares available for future issuance under the Restricted Stock Plan and 658,732shares available for future issuance under the Long-Term Plan.
(d)	We do not maintain any equity compensation plans that have not been approved by our shareholders.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
ANNUAL INCENTIVE PLAN AND EQUITY PLANS
Under the terms of the Annual Incentive Plan, if a NEO’s employment terminates for any reason, other than death or disability, prior to the date that an award is paid, all of the NEO’s rights to the award will be forfeited, unless otherwise provided in another written agreement between us and the NEO. In the event of a NEO’s death or disability during a performance period, the NEO (or his beneficiary) will be entitled to receive a pro-rated payment of the award. In the event of a NEO’s death or disability following the end of a performance period, but before awards are paid, the NEO (or his beneficiary) will be paid the award that would have otherwise been payable if he remained employed through the payment date. If a change in control (as defined in the Annual Incentive Plan) occurs during a performance period, awards will be determined based on our performance as of the date of the change in control. Awards will be paid no later than 2 ½ months following the date of the change in control.

Under the terms of the Long-Term Plan, the treatment of awards in the case of the NEO’s termination, resignation, death or disability will be governed by the applicable award agreement executed between us and the NEO. In the event of a termination without cause or a NEO’s resignation for good reason following a change of control (each as defined in the Long-Term Plan), any restrictions imposed on restricted stock will be deemed to have expired and, with respect to all outstanding performance awards, the Compensation Committee (i) will determine the greater of: (x) the payout at the target number of performance awards, and (y) the payout based upon the actual performance level attained as of the last day of the calendar quarter immediately prior to the date of the termination without cause or the resignation for good reason; and (ii) will pay to the NEO the greater of such amounts, pro-rated based upon the number of complete and partial calendar months within the performance period which have elapsed as of the date of the NEO’s termination without cause or resignation for good reason. Payment will be made in cash or in shares, as determined by the Compensation Committee. In the event of a change of control, if the successor entity does not assume, replace or substitute any of all of the outstanding awards under the Long-Term Plan, such awards will have their vesting accelerated immediately prior to the change of control unless otherwise determined by the Board.

Under the terms of the Restricted Stock Plan, upon (a) termination by the NEO for good reason or by us without cause (each as defined in the Restricted Stock Plan), (b) non-renewal of all agreements between us and the NEO, or (c) separation by reason of death, disability (as defined in the Restricted Stock Plan) or retirement after reaching the age of 50 and completing at least 20 years of service with us, all of the NEO’s outstanding awards under the Restricted Stock Plan will fully vest. In the event of a change in control (as defined in the Restricted Stock Plan), the unvested restricted stock held by the NEO would fully vest, unless our successor entity assumes the outstanding awards or provides equivalent substitute awards. Upon a separation from us for any reason other than as described above, the NEO would forfeit all outstanding restricted stock awards. Of note, Mr. Thompson is the only NEO with outstanding awards remaining under the Restricted Stock Plan.

EMPLOYMENT AGREEMENTS WITH CURRENT NAMED EXECUTIVE OFFICERS
All of our employees are employed on an at-will basis, and either the employee or the Corporation is free to terminate any employment relationship at any time. We have entered into employment agreements or Non-Compete, Severance & Confidentiality Agreements with each of our NEOs who are currently executive officers.

In connection with his appointment as CEO, we entered into an employment agreement with Mr. Edgecliffe-Johnson effective May 22, 2019. Under the agreement, Mr. Edgecliffe-Johnson will serve as CEO until May 22, 2024, unless earlier terminated by the Corporation or by Mr. Edgecliffe-Johnson. Upon the expiration of the Initial Term, the Agreement will be automatically extended for additional 12-month periods unless either party gives written notice to the other at least 90 days prior to the commencement of the next scheduled extension. The employment agreement set Mr. Edgecliffe-Johnson’s annualized base salary at $600,000 (which may be increased but not decreased by the Compensation and Human Capital Committee) and provided that Mr. Edgecliffe-Johnson would receive 70,000 restricted shares of our Class B common stock (the “Stock Grant”). Mr. Edgecliffe-Johnson will not be entitled to any fees or other compensation for his services as a member of the Board. The employment agreement entitles Mr. Edgecliffe-Johnson to participate in all benefit plans offered to other senior executives and to our employees generally and provides for the reimbursement of the expenses of an annual physical. Pursuant to the employment agreement, Mr. Edgecliffe-Johnson received a $150,000 cash relocation bonus, which bonus would have been subject to recoupment by the Corporation had Mr. Edgecliffe-Johnson’s employment been terminated by us for cause or due to resignation without good reason prior to December 31, 2019. If Mr. Edgecliffe-Johnson is terminated without cause, including as a result of the Corporation’s delivery of a notice of non-extension of the Agreement, or he resigns for good reason, he will receive a cash payment equal to his annual base salary in effect at the time of termination plus his target STIP and LTIP awards in effect upon his separation from the Corporation, a pro-rated share of both his STIP and LTIP awards for the year in which termination occurs, the vesting of any unvested equity awards, including any unvested portion of the Stock Grant, the reimbursement of his costs associated with the continuation of certain health and welfare benefits for a period of up to 12 months and the cash payment of any annual, long-term or other incentive award with a performance period ending prior to the termination date and payable but not yet paid as of such date. If Mr. Edgecliffe-Johnson’s employment is terminated due to his death or disability, he will receive a pro-rated share of both his STIP and LTIP awards for the year in which termination occurs, the vesting of any unvested equity awards, including any unvested portion of the Stock Grant, and the cash payment of any annual, long-term or other incentive award with a performance period ending prior to the termination date and payable but not yet paid as of such date. If Mr. Edgecliffe-Johnson’s employment is terminated as a result of his delivery of a notice of non-extension of the agreement, any unvested equity awards will vest upon such termination and he will be entitled to receive all STIP and LTIP awards for the last performance year of the term of the agreement based on the Corporation’s actual performance for the relevant performance period. Further, the agreement contains a change in control benefit that is payable if Mr. Edgecliffe-Johnson’s employment is terminated by the Corporation without cause and in anticipation of a change in control (as defined in the agreement) to be effectuated within 120 days of the termination date or by either the Corporation without cause or by Mr. Edgecliffe-Johnson for good reason on or before the 24-month anniversary of a change in control. If the termination occurs on or before May 22, 2021, Mr. Edgecliffe-Johnson will receive a lump sum cash payment equal to the sum of his annual base salary in effect at the time of the termination plus his target STIP and LTIP awards in effect upon his separation from the Corporation. In addition, 35,000 shares of the Stock Grant will fully vest, while the remainder of the Stock Grant will be forfeited. If the termination occurs after May 22, 2021, Mr. Edgecliffe-Johnson will receive a lump sum cash payment equal to two times the sum of his annual base salary in effect at the time of the termination plus his target STIP and LTIP awards in effect upon his separation from the Corporation. In addition, any unvested portion of the Stock Grant will fully vest.

The agreement includes provisions requiring Mr. Edgecliffe-Johnson to maintain the confidentiality of the Corporation’s confidential information and subjects Mr. Edgecliffe-Johnson to non-competition and non-solicitation provisions during the term of the agreement and for 12 months thereafter.

Mr. Barnett and Mr. Omidfar each entered into a non-compete, severance and confidentiality agreement (the “Agreements”) upon their respective hire in September 2019. The Agreements include provisions requiring the NEO to maintain the confidentiality of the Corporation’s confidential information and subjects each to non-competition and non-solicitation provisions during the term of the Agreement and for 12 months thereafter. The Corporation may terminate the NEO’s employment at any time with or without cause. Under the Agreement, if (i) the NEO is terminated by the Corporation without cause (as defined in the Agreement), (ii) he resigns for good reason (as defined in the Agreement), or (iii) the NEO’s employment is terminated by the Corporation without cause and in anticipation of a change in control (as defined in the Agreement) to be effectuated within 120 days of the termination date or by either the Corporation or by the NEO on or before the 24-month anniversary of a change in control, he will receive a cash payment equal to his annual base salary in effect at the time of termination plus his target STIP and LTIP awards applicable to the year in which the termination occurs, the vesting of any unvested equity awards, including any unvested portion of the Stock Grant, and the reimbursement of his costs associated with the continuation of certain health and welfare benefits for a period of up to 12 months.

We entered into a confidentiality, non-competition and non-solicitation agreement with Mr. Thompson in June 2018. This agreement provides for severance payments in certain circumstances in exchange for Mr. Thompson agreeing to a one-year covenant not to compete, a two-year non-solicitation restriction for both our customers and employees and continuing to comply with customary confidentiality and non-disparagement provisions. If Mr. Thompson is terminated by us other than for dishonest activities, fraud, gross neglect of duty or misconduct, he will receive a separation payment equal to (i) 12 months of his base salary, (ii) a pro-rated share of his target STIP award for the year in which the separation occurs if STIP targets have been set for such year prior to the separation, (iii) vesting of any awarded but unvested bonus provided under the Long-Term Plan related to performance periods prior to the year in which the separation occurs, and (iv) all costs associated with the continuation of his medical, dental and vision benefits under COBRA for 12 months. If Mr. Thompson resigns for good reason (as defined in the agreement) on or before the two- year anniversary of a change of control (as defined in the agreement), he will receive a change in control payment equal to (i) 24 months of his base salary, and (ii) his target AIP award for the year in which the separation occurs. If Mr. Thompson retires from the Corporation after age 55 with at least 12 years of service with us, he will receive a retirement payment equal to (i) a pro-rated share of his target AIP award for the year in which the separation occurs if AIP targets have been set for such year prior to the separation, and (ii) continued vesting of any awarded but unvested bonus provided under the Long-Term Plan related to performance periods prior to the year in which the retirement occurs. Per the applicable award agreement executed in connection with the grant of $100,000 worth of stock to Mr. Thompson in November 2019, that equity award is not subject to accelerated vesting upon termination of employment for any reason other than death, disability, or a change in control.

We entered into a confidentiality, non-competition and non-solicitation agreement with Mr. Goldstein in May 2018 and Mr. Schmiedt in July 2018. These agreements provide for a severance payment upon termination by us other than for dishonest activities, fraud, gross neglect of duty or misconduct or termination by the NEO for good reason (as defined in the agreements, which includes termination of employment on or before the two-year anniversary of a change control (as defined in the agreements)), in exchange for the NEO agreeing to a two-year covenant not to compete, a two-year non-solicitation restriction for both our customers and employees and continuing to comply with customary confidentiality and non-disparagement provisions. The severance payment will equal (i) 24 months of the NEO’s base salary, (ii) the NEO’s holiday bonus for two years, (iii) an amount equal to the NEO’s annual incentive bonus, including the STIP and the LTIP award, for the year in which the separation occurs, and (iv) all costs associated with the continuation of the NEO’s medical, dental and vision benefits under COBRA for 12 months. Per the applicable award agreement executed in connection with the grant of $200,000 worth of stock to Messrs. Goldstein and Schmiedt in November 2019, that equity award is not subject to accelerated vesting upon termination of employment for any reason other than death, disability, or a change in control.

PAYOUTS TO CURRENT NAMED EXECUTIVE OFFICERS
The following table describes the potential additional payments and benefits under our compensation and benefit plans and arrangements to which our NEOs, excluding Messrs. Nichols and Vens, would be entitled upon termination of employment. The NEOs would also be entitled to generally available benefits under our various plans and arrangements, as discussed after the following table. The following includes the various types of circumstances that would trigger payments and benefits under plans, agreements and arrangements currently in effect, but it is always possible that different arrangements could be negotiated in connection with an actual termination of employment or change in control. Further, the amounts shown are estimates and are based on numerous assumptions, including that the triggering event occurred on December 31, 2019. Therefore, the actual amounts of the payments and benefits that would be received by the NEOs could be more or less than the amounts set forth below and can only be determined at the time of an actual termination of employment event.

	Cash Payment	STIP Award for Year of Termination (1)	Acceleration or Continuation of Equity Awards (2)	Medical, Dental and Vision Coverage	Total Post-Termination Payment & Benefit Value
Jeremy D. Edgecliffe-Johnson
Corporation initiated (not for cause) or good reason termination by employee following a change in control (4)	$1,475,136	$350,136	$1,088,150	$0	$2,913,422
Corporation initiated (not for cause) or good reason termination by employee (4)	$1,475,136	$350,136	$1,651,300	$26,539	$3,503,111
Retirement (5)	$0	$0	$0	$0	$0
Resignation	$0	$0	$0	$0	$0
Death	$0	$350,136	$1,651,300	$0	$2,001,436
Disability	$0	$350,136	$1,651,300	$0	$2,001,436
For cause	$0	$0	$0	$0	$0
John R. Barnett
Corporation initiated (not for cause) or termination by employee in connection with a change in control (6)	$489,118	$0	$223,324	$26,539	$738,982
Corporation initiated (not for cause) or good reason termination by employee (6)	$489,118	$0	$194,206	$26,539	$709,864
Retirement (5)	$0	$0	$0	$0	$0
Resignation	$0	$0	$0	$0	$0
Death	$0	$75,000	$194,206	$0	$269,206
Disability	$0	$75,000	$194,206	$0	$269,206
For cause	$0	$0	$0	$0	$0
Jeremy F. Goldstein
Corporation initiated (not for cause) following a change in control (7)	$978,940	$0	$199,017	$34,428	$1,212,385
Good reason termination by employee following a change in control (7)	$978,940	$0	$0	$34,428	$1,013,368
Corporation initiated (not for cause) or good reason termination by employee (7)	$978,940	$0	$0	$34,328	$1,013,368
Retirement (5)	$0	$0	$0	$0	$0
Resignation	$0	$0	$0	$0	$0
Death	$0	$20,567	$199,017	$0	$219,584
Disability	$0	$20,567	$199,017	$0	$219,584
For cause or dishonest activities, fraud, gross neglect of duties or misconduct	$0	$0	$0	$0	$0
Bahr D. Omidfar
Corporation initiated (not for cause) or termination by employee in connection with a change in control (6)	$456,221	$0	$318,183	$17,367	$791,772
Corporation initiated (not for cause) or good reason termination by employee (6)	$456,221	$0	$294,511	$17,367	$768,100
Retirement (5)	$0	$0	$0	$0	$0
Resignation	$0	$0	$0	$0	$0
Death	$0	$32,549	$294,511	$0	$327,060
Disability	$0	$32,549	$294,511	$0	$327,060
For cause	$0	$0	$0	$0	$0
Patrick S. Schmiedt
Corporation initiated (not for cause) following a change in control (7)	$869,063	$0	$199,017	$22,502	$1,091,583
Good reason termination by employee following a change in control (7)	$869,063	$0	$0	$22,502	$891,565
Corporation initiated (not for cause) or good reason termination by employee (7)	$869,063	$0	$0	$22,502	$891,565
Retirement (5)	$0	$0	$0	$0	$0
Resignation	$0	$0	$0	$0	$0
Death	$0	$17,882	$199,017	$0	$216,899
Disability	$0	$17,882	$199,017	$0	$216,899
For cause or dishonest activities, fraud, gross neglect of duties or misconduct	$0	$0	$0	$0	$0
Matthew A. Thompson
Corporation initiated (not for cause) following a change in control (8)	$599,925	$0	$111,053	$26,539	$737,517
Good reason termination by employee following a change in control (9)	$1,074,925	$0	$11,537	$0	$1,086,462
Corporation initiated (not for cause) termination (8)	$599,925	$0	$11,537	$26,539	$26,539
Good reason termination by employee (5)	$124,925	$0	$11,537	$0	$136,462
Retirement (5)	$124,925	$0	$0	$0	$124,925
Resignation (5)	$124,925	$0	$0	$0	$124,925
Death	$0	$24,985	$111,054	$0	$136,039
Disability	$0	$24,985	$111,054	$0	$136,039
For cause or dishonest activities, fraud, gross neglect of duties or misconduct	$0	$0	$0	$0	$0
(1)
For all NEOs, if employment is terminated by us without cause during a performance period, the NEO will be paid a pro-rated award under the Annual Incentive Plan only if required under the terms of a written agreement between us and the NEO. If a NEO’s employment is terminated due to death or disability during a performance period, the NEO will be paid a pro-rated award under the Annual Incentive Plan. In each case, the pro-rated award is determined based on actual performance during the performance period.
(2)
Represents the value of the unvested equity awards granted under the Restricted Stock Plan and the Long- Term Plan held by the NEO that would vest or continue to vest upon the indicated termination, calculated by multiplying the number of shares that would vest or continue to vest by $16.09, the closing price of our Class B common stock on December 31, 2019.

Under the Restricted Stock Plan, all unvested equity awards will immediately vest (a) upon termination by us without cause, (b) by the NEO for good reason, (c) upon non-renewal of all agreements between us and the NEO, (d) upon separation by reason of death or disability, (e) upon retirement after the NEO reaches the age of 50 and has completed at least 20 years of service, and (f) upon a change in control unless the successor entity assumes the outstanding awards.
Under the Long-Term Plan, unless otherwise provided in an applicable award agreement, upon a termination by us without cause or by the NEO for good reason within two years following a change in control, any restrictions imposed on restricted stock will immediately vest and, with respect to outstanding performance- based awards, a pro-rated amount of such awards will vest based on the greater of (i) the payout at the target number of performance awards, and (ii) the payout based upon the actual performance level attained as of the last day of the calendar quarter immediately prior to the date of the termination without cause or the resignation for good reason. Under the Long-Term Plan, the treatment of outstanding awards in the case of the NEO’s termination without cause or for good reason, resignation, retirement, death or disability is governed by the applicable award agreement or other written agreement between us and the NEO.
(3)	Estimate based on the average cost per employee to the Corporation for these coverages.
(4)
Represents the amounts payable to Mr. Edgecliffe-Johnson under his employment agreement. For termination by us other than for cause or if he resigns for good reason, this amount includes (i) a cash payment equal to his annual base salary in effect at the time of termination plus his target STIP and LTIP awards in effect upon his separation from the Corporation, (ii) a pro-rated share of both his STIP and LTIP awards for the year in which termination occurs, (iii) the vesting of any unvested equity awards, and (iv) the reimbursement of his costs associated with the continuation of health and welfare benefits for a period of up to 12 month. For termination by us other than for cause in anticipation of a change in control, or by us other than for cause or if he resigns for good reason following a change in control, this amount includes (a) a lump sum cash payment equal to the sum of his annual base salary in effect at the time of the termination plus his target STIP and LTIP awards in effect upon his separation from the Corporation if the termination occurs on or before May 22, 2021, or two times such amount if the termination occurs after such date, and (b) the vesting of one-half of his Stock Grant if the termination occurs on or before such date, or of all of his Stock Grant if the termination occurs after such date. For termination due to death or disability, this amount includes a pro-rated share of both his STIP and LTIP awards for the year in which termination occurs, and the vesting of any unvested equity awards.

(5)
None of the NEOs meet the criteria for retirement under the Restricted Stock Plan. For Mr. Thompson, who meets the requirement for retirement set forth in his confidentiality, non-competition and non-solicitation agreement, this amount includes (i) a pro-rated share of his target AIP award for the year in which the separation occurs and (ii) continued vesting of any awarded but unvested bonus provided under the Long-Term Plan related to performance periods prior to the year in which the retirement occurs.

(6)
Includes the following amounts payable to each of Mr. Barnett and Mr. Omidfar under his respective Non- Compete, Severance & Confidentiality Agreement if he is terminated by us other than for cause, if he resigns for good reason, or if his employment is terminated by us without cause and in anticipation of a change in control or by either us or by him on or before the 24-month anniversary of a change in control: (i) a cash payment equal to his annual base salary in effect at the time of termination plus his target STIP and LTIP awards applicable to the year in which the termination occurs, (ii) the vesting of any unvested equity awards, including any unvested portion of his sign-on grant of restricted stock, and (iii) the reimbursement of his costs associated with the continuation of health and welfare benefits for a period of up to 12 months.

(7)
Includes the following amounts payable to each of Mr. Goldstein and Mr. Schmiedt under his respective confidentiality, non-competition and non-solicitation agreement if he is terminated by us other than for dishonest activities, fraud, gross neglect of duty or misconduct or if he resigns for good reason (which includes termination of employment on or before the two-year anniversary of a change in control): (i) 24 months of his base salary,

(ii) his holiday bonus for two years, (iii) an award equal to his annual incentive bonus, including the STIP and the LTIP award, for the year in which the separation occurs, and (iv) all costs associated with the continuation of his medical, dental and vision benefits under COBRA for 12 months, which amounts would be paid over 24 months in accordance with our regular payroll practices. These amounts also include, in the case where the

NEO’s employment is terminated by us other than for cause on or before the first anniversary of a change in control, the value of the unvested restricted stock granted to such NEO in November 2019.
(8)
Includes the following amounts payable to Mr. Thompson under his confidentiality, non-competition and non- solicitation agreement if he is terminated by us other than for dishonest activities, fraud, gross neglect of duty or misconduct: (i) 12 months of his base salary, (ii) a pro-rated share of his target STIP award for the year in which the separation occurs, (iii) vesting of any awarded but unvested bonus provided under the Long-Term Plan related to performance periods prior to the year in which the separation occurs (excluding his shares of restricted stock granted in November 2019), and (iv) all costs associated with the continuation of his medical, dental and vision benefits under COBRA for 12 months, which amounts would be paid over 12 months in accordance with our regular payroll practices. This amount also includes, in the case where Mr. Thompson’s employment is terminated by us other than for cause on or before the first anniversary of a change in control, the value of the unvested restricted stock granted to him in November 2019.

(9)
Includes the following amounts payable to Mr. Thompson under his confidentiality, non-competition and non- solicitation agreement if he resigns for good reason on or before the two-year anniversary of a change in control:

(i)
24 months of his base salary, and (ii) his target STIP award for the year in which the separation occurs, which amounts would be paid within 30 days of the effective date of a release of claims executed by Mr. Thompson.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non- discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary, health benefits and distribution of account balances under our 401(k) Plan.

PAYOUTS TO FORMER NAMED EXECUTIVE OFFICERS
In connection with the execution of his employment agreement on November 3, 2018, Mr. Nichols received 85,000 shares of restricted stock (the “stock grant”), 42,500 shares of which vested on October 17, 2019 and 21,250 shares of which will vest on each of October 17, 2020 and October 17, 2021. Pursuant to his employment agreement, after Mr. Nichols ceased serving as our Interim CEO, the stock grant has continued to vest, and will continue to vest, according to the vesting schedule provided in the employment agreement. The employment agreement includes provisions requiring Mr. Nichols to maintain our confidential information and subjects him to non-competition and non- solicitation provisions during the term of the employment agreement and for twelve months thereafter.

CHIEF EXECUTIVE OFFICER PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and in accordance with Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Jeremy D. Edgecliffe-Johnson, our CEO. The pay ratio included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S- K.

For 2019, our last completed fiscal year:
(a)	The annual total compensation for our median employee for 2019 was $63,334.
(b)
The annual total compensation of Mr. Edgecliffe-Johnson, as reported in the Summary Compensation Table included elsewhere within this Proxy Statement was $2,523,698 which, when his salary and STIP and LTIP bonus opportunities were annualized, equates to a total annual compensation of $3,056,887.

(c)
Based on this information, for 2019 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees (“CEO Pay Ratio”) was reasonably estimated to be 48 to 1.

As permitted under SEC rules, we are using the same median employee for our 2019 pay ratio disclosure as we used for our 2017 and 2018 pay ratio disclosure because we did not experience any meaningful changes in our employee population or employee compensation arrangements during 2019 that we reasonably believe would significantly impact our pay ratio disclosure and warrant calculating a new median employee. We identified our median employee in December 2017. To identify our median employee, as well as the annual total compensation of our median employee, the methodology and the material assumption, adjustments and estimates that we used were as follows:
(a)	We determined that, as of December 31, 2017, our employee population consisted of approximately 537 individuals. This population consisted of our full-time, part-time, and temporary employees.
(b)
We used a consistently applied compensation measure to identify our median employee by comparing the amount of gross earnings paid in 2017. We identified our median employee by consistently applying this compensation measure to all of our employees included in the analysis. For individuals hired after January

1, 2017 that were included in the employee population, we calculated these compensation elements on an annualized basis. We did not make any cost of living adjustments in identifying the median employee.
(c)
After we identified our median employee, we combined all of the elements of such employee’s compensation for the 2019 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of the median employee.

PROPOSAL #3 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Section 14A of the Exchange Act enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs (the “say-on-pay” proposal), as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. At our May 2019 annual meeting of shareholders, approximately 99% of the votes cast were voted in favor of the compensation paid to our NEOs. The Compensation and Human Capital Committee believes this affirms that our shareholders support its approach to executive officer compensation, and no significant changes were made to this approach for 2019 or 2020 as a result of the vote.

At the 2017 annual meeting, our shareholders approved, on an advisory basis, “every one year” as the frequency for holding future advisory votes on the compensation paid to our NEOs. Consistent with the vote of our shareholders, at its meeting on August 8, 2017, the Board voted to approve holding advisory votes on the compensation paid to our NEOs every year. We intend to continue holding such votes annually until the next required vote on the frequency of the advisory vote on the compensation of our NEOs, which will be held at our 2023 annual meeting of shareholders.

As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement and the tables and narrative discussions that follow, we evaluate executive officer compensation in several different ways, including market survey compensation data, periodically reviewing compensation information for peer companies and receiving advice and recommendations from the CEO (for the other executive officers) and the Compensation and Human Capital Committee’s independent compensation consultant. This careful evaluation ensures that our executive officer compensation is competitive yet closely tied to both the Corporation’s and each executive officer's performance.

We recognize that there is considerable public discussion regarding appropriate approaches to compensation. However, the Board believes that our executive officer compensation policies are balanced, appropriately focused on pay-for-performance principles, strongly aligned with the long-term interests of our shareholders, and enable us to attract and retain strong and experienced senior executives.

We are seeking your approval of the compensation of our NEOs as described in this Proxy Statement. This say-on- pay proposal gives you the opportunity to express your views on our NEO compensation practices.  This say-on-   pay vote is not intended to approve any specific item of compensation but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the Board recommends that our Class A shareholders vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Corporation’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Corporation’s Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosures.”

Because your vote is advisory, it will not be binding upon the Corporation, the Compensation and Human Capital Committee or the Board. While the Compensation and Human Capital Committee will consider the outcome of the vote when making future executive officer compensation decisions, the committee will make its final decision based on what it considers to be in the best interests of the Corporation. The advisory vote to approve the compensation of our NEOs will be approved if more shares are voted “FOR” this proposal than “AGAINST.” Neither abstentions nor broker non- votes will affect the outcome of this proposal.

The Board of Directors recommends a vote “FOR” the approval of our named executive officer compensation.

EQUITY OWNERSHIP AND SHAREHOLDER INFORMATION
BENEFICIAL OWNERS OF MORE THAN 5% OF THE CLASS A COMMON STOCK
The following table contains information concerning persons who, to our knowledge, beneficially owned on March 16, 2020 more than 5% of our outstanding voting securities:

Name and Address of Beneficial Owner	Number of Class A Shares and Nature of Beneficial Ownership (a)	Percent of Class A Shares
Shapiro Family Interests	1,075,806	41.3%
(in the aggregate) (b)
799 Central Avenue
Highland Park, Illinois 60035
Nathan Shapiro (c)	961,672	36.9%
Robert Shapiro (d)	689,865	26.5%
John D. Weil (e)	186,771	7.2%
4625 Lindell Blvd., Suite #335
St. Louis, Missouri 63108
Wells Fargo & Company (f)	146,104	5.6%
420 Montgomery Street
San Francisco, California 64163
Vincent J. Dowling, Jr. (g)	144,547	5.6%
190 Farmington Avenue
Farmington, Connecticut 06032
(a)	hares as to which the beneficial owner has, or may be deemed to have, sole voting and investment powers as to Class A shares, except as otherwise noted.
(b)
Information with respect to the Shapiro family interests was obtained from Amendment No. 13 to Schedule 13D dated December 23, 1986, and Forms 4 and 5 as filed by such persons with the Securities and Exchange Commission and delivered to us, and additional information was provided by Nathan Shapiro. The amounts shown for the individuals are included in the amount shown for the Shapiro family interests in the aggregate and included in the total shares for Nathan and Robert Shapiro, who are brothers. The Class A shares reported for the Shapiro family interests include (i) 219,750 shares (8.4%) held by JEG Enterprises, an Illinois partnership for which Nathan and Robert Shapiro are beneficial owners and whose partners include Gebalt Fur Dressers, Jay Ell Company and other entities for which Nathan and Robert Shapiro are partners and beneficiaries; (ii) 121,212 shares (4.7%), which are held of record by the Nathan Shapiro Revocable Trust, of which Nathan Shapiro is the beneficial owner; (iii) 118,750 shares (4.6%) which are held of record by the Shapiro Family Investment Partnership, of which Nathan Shapiro and Robert Shapiro are partners; (iv) 116,019 shares (4.5%), which are held of record by the Robert & Gwendolyn Shapiro Family LLC, for which Robert Shapiro is the managing member.

(c)
Includes 44,859 Class A shares (1.7%) held by New Horizons, Inc., a corporation of which Nathan Shapiro is the controlling shareholder; 21,375 Class A shares (.8%) held by Illinois Diversified, a general partnership to which beneficial ownership is held by Nathan Shapiro; and 173,062 Class A shares (6.6%) held by NS Associates, Inc., a corporation of which Nathan Shapiro is the controlling shareholder.

(d)	Includes 3,884 shares (.1%) held of record by Emlin Cosmetics, Inc., an Illinois corporation of which Robert Shapiro has voting and investment powers.
(e)
Information with respect to the interests of John D. Weil was obtained from Amendment No. 7 to Schedule 13D, dated March 14, 2019. The shares reported include shares held in the name of family members, including Mr. Weil’s spouse, family trusts and a family limited partnership. Mr. Weil has reported that he has sole voting and dispositive power as to 19,270 Class A shares and shared voting and dispositive power as to 167,501 Class A shares, subject to the limitation that Mr. Weil has disclaimed any beneficial ownership in the

Class A shares held by his spouse in a revocable trust for her benefit and Class A shares held by various adult members of his family and extended family.
(f)
Information with respect to the interests of Wells Fargo & Company, a parent holding company or control person, and its subsidiary Wells Fargo Clearing Services, LLC, a registered broker or dealer (together, “Wells Fargo”) was obtained from a Schedule 13G, dated February 4, 2020. Wells Fargo has reported that is has shared voting power as to 125,740 Class A shares and shared dispositive power as to 148,104 Class A shares.

(g)
Information with respect to the interests of Vincent J. Dowling, Jr. was obtained from Schedule 13D, dated December 23, 2019. The shares reported include shares held by IRA FBO Vincent J. Dowling, Jr. Mr. Dowling has reported that he has sole voting and dispositive power over all reported shares.

COMMON STOCK BENEFICIALLY OWNED BY DIRECTORS AND MANAGEMENT
Except as otherwise noted, the following table sets forth the number of shares of our Class A and Class B common stock beneficially owned as of March  16, 2020 by each of our current directors and director nominees; each of       our named executive officers, as listed in the Summary Compensation Table on page 23; and all of our current directors and executive officers as a group.

Name of Beneficial Owner or Identity of Group	Class A Shares		Class B Shares
	Number (1)	Percent (2)	Number (1)	Percent (2)
John R. Barnett	0	0%	12,480	*
Steven J. Bensinger	0	0%	12,335	*
Stuart D. Bilton	0	0%	53,974	*
Jeremy D. Edgecliffe-Johnson	0	0%	119,742	1.0%
Otto N. Frenzel, IV	3,132	*	32,808	*
Jeremy F. Goldstein	0	0%	12,369	*
Stephen J. Gray	0	0%	3,591	*
LoriAnn V. Lowery-Biggers	0	0%	6,684	*
David W. Michelson	0	0%	13,827	*
John D. Nichols, Jr.	0	0%	109,068	*
Bahr D. Omidfar	0	0%	18,367	*
James A. Porcari, III	0	0%	7,336	*
Nathan Shapiro (3)	961,672	36.9%	2,512,132	20.5%
Robert Shapiro (3)	689,865	26.5%	1,856,997	15.2%
Patrick S. Schmiedt	40	*	13059	*
Matthew A. Thompson	0	*	9,543	*
All current directors and executive officers (5)	1,078,978	41.4%	2,689,794	23.2%

(1)
Unless otherwise indicated, shares disclosed are those as to which the beneficial owner has sole voting and investment power with respect to Class A shares or sole investment power with respect to Class B shares and includes shares of unvested restricted stock and the beneficial interests of spouses and minor children who share the same residence as the named individual.

(2)
Percentages calculated based upon a total of 2,603,350 Class A shares and 11,600,527 Class B shares were issued and outstanding, including restricted shares not yet vested, as of March 16, 2020. Ownership percentages marked as * represent less than 1% of the Class A shares or Class B shares, as applicable.

(3)
See “Beneficial Owners of More than 5% of the Class A Common Stock” for additional information on Class A shares. The shares reported in the above table for Nathan and Robert Shapiro include (i) 879,000 shares held by JEG Enterprises, an Illinois partnership for which Nathan and Robert Shapiro are beneficial owners and whose partners include Gebalt Fur Dressers, Jay Ell Company and other entities for which Nathan and Robert Shapiro are partners and beneficiaries; (ii) 373,000 shares which are held of record by the Shapiro Family Investment Partnership, of which Nathan Shapiro and Robert Shapiro are partners; (iii)123,827 shares that are held of record by the Nathan Shapiro Revocable Trust, of which Nathan

Shapiro is the beneficial owner; and (iv) 118,524 shares that are held of record by the Robert & Gwendolyn Shapiro Family LLC, for which Robert Shapiro is the managing member.
In addition, for Nathan Shapiro, the shares reported include 44,859 Class A shares and 26,000 Class B shares held by New Horizons, Inc., a corporation of which Nathan Shapiro is the controlling shareholder; 21,375 Class A shares and 85,500 Class B shares held by Illinois Diversified, a general partnership to which beneficial ownership is held by Nathan Shapiro; and 173,062 Class A shares and 497,625 Class B shares held by NS Associates, Inc., a corporation of which Nathan Shapiro is the controlling shareholder.
In addition, for Robert Shapiro, the shares reported include 3,884 Class A shares held of record by Emlin Cosmetics, Inc., an Illinois corporation of which Robert Shapiro has voting and investment powers.
(4)	Total ownership by our current executive officers and Directors as a group equals 26.5% of the aggregate of all Class A and Class B shares outstanding on the record date.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires certain executive officers, directors and ten percent (10.0%) beneficial owners to file initial reports of ownership and reports of changes in ownership of our securities with the SEC. Based solely on a review of the Section 16(a) reports furnished to us with respect to 2019 transactions and written representations from the affected executive officers and directors, we note the following: the Form 4 reporting the acquisition of restricted stock on May 17, 2019 was filed late for Mr. Gray, the Form 4 reporting the acquisition of restricted stock on May 22, 2019 was filed late for Mr. Edgecliffe-Johnson, the Form 4 reporting the shares withheld to satisfy tax obligations of Mr. Nichols on the portion of his restricted stock that vested on October 17, 2019 was filed late, the Form 3 initial statement of insider ownership was filed late for Mr. Omidfar following his appointment as an executive officer on November 5, 2019, the Form 3 initial statement of beneficial ownership was filed late for Mr. Barnett following his appointment as Chief Financial Officer on September 30, 2019 and the Form 4 reporting the acquisition of restricted shares on October 4, 2019 was filed late for Mr. Barnett. We believe that all other Section 16(a) filing requirements applicable to our executive officers and directors during 2019 were satisfied.

SHAREHOLDER COMMUNICATION
The Board has determined to provide a process by which shareholders may communicate with the Board as a whole, a Board committee or individual directors. Shareholders wishing to communicate with either the Board as a whole, a Board committee or an individual member may do so by sending a written communication addressed to the Board of Directors of Protective Insurance Corporation or to the desired committee or to an individual director, c/o Corporate Secretary, Protective Insurance Corporation, 111 Congressional Boulevard, Carmel, IN 46032 or by sending an electronic mail message to investors@protectiveinsurance.com. All communications will be compiled by our Corporate Secretary and submitted to the Board or the addressee not later than the next regular Board meeting.

SUBMISSION OF SHAREHOLDER PROPOSALS
In order to submit a shareholder proposal for inclusion in our proxy statement for the 2021 Annual Meeting of Shareholders pursuant to SEC Rule 14a-8, the proposal must be received by our Corporate Secretary at our principal office on or before December 7, 2020. Such proposals also will need to comply with SEC regulations regarding the inclusion of shareholder proposals in our proxy materials if the shareholder would like the proposal to be so included.

In order to be considered at the 2021 Annual Meeting of Shareholders, shareholder proposals must comply with the advance notice and eligibility requirements contained in our Code of By-laws. The Code of By-laws provides that shareholders are required to give us advance notice of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders' meeting. Specifically, the Code of By-laws provides that for a shareholder to nominate a person for election to the Board, the shareholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to our Corporate Secretary. The Code of By-laws also provides that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have been a shareholder of record at the time of giving us notice, must be entitled to vote at the annual meeting of shareholders, and must give timely written notice thereof to our Corporate Secretary. In order to be timely, a shareholder's notice must be delivered to our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. For the 2021 annual meeting of shareholders, notice must be delivered no earlier than January 5, 2021 and no later than February 4, 2021. In the event that the date of the annual meeting is advanced by more than thirty

(30) days or delayed by more than sixty (60) days from such anniversary date, notice by the shareholder, to be timely, must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

The specific requirements of these advance notice and eligibility provisions are set forth in Sections 3.5 and 3.6 of our Code of By-laws, a copy of which is available upon request. Such request and any shareholder proposals should be sent to our Secretary at our principal executive offices.

OTHER MATTERS
We know of no other matters to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting or any adjournment of the Annual Meeting, those matters will be acted on by the persons named as proxies in the accompanying proxy card. The proxies will use their best judgment to vote the shares in the best interests of the Corporation.

The Annual Report on Form 10-K for the year ended December 31, 2019 contains financial statements for the year ended December 31, 2019 and other information about our operations. The Annual Report on Form 10-K is enclosed with this Proxy Statement but is not regarded as proxy soliciting material. In addition, the Compensation Committee Report and the Audit Committee Report included in this Proxy Statement are not regarded as proxy soliciting material and should not be deemed filed with the SEC or incorporated by reference in any of our filings with the SEC.

Each shareholder is urged to mark, date, sign and return the enclosed proxy card in the envelope provided for that purpose. Prompt response is helpful, and we appreciate your cooperation.

April 6, 2020

By Order of the Board of Directors

Sally B. Wignall
Senior Vice President and Secretary

Label Here

Protective Insurance Corporation
111 Congressional Blvd.
Carmel, IN 46032

2020 Annual Meeting of Shareholders
Tuesday, May 5, 2020
Protective Insurance Corporation
111 Congressional Blvd.
Carmel, IN 46032

Proxy solicited on behalf of the Board of Directors.  Please promptly vote, sign, date and return this proxy card using the enclosed envelope. Your vote is important.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.  Sign on reverse side.   X

If the Corporation determines to hold a Virtual Annual Meeting, you may attend the meeting via the Internet and vote during the meeting.  Have the information that is printed in the box marked by the arrow available and follow the instructions.  During The Virtual Meeting – Go to www.virtualshareholdermeeting.com/PTVCA2020

Annual Meeting Proxy Card
We intend to hold our Annual Meeting in person.  In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting via a press release as promptly as practicable, which may include a Virtual Annual Meeting.  Please check our investor relations website at ir.protectiveinsurance.com for updated information regarding our determination to hold a Virtual Annual Meeting.  In that event, the 2020 Annual Meeting would be conducted solely virtually, at the above date and time, via live audio webcast and you and your proxyholder could participate and vote at the Virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/PTVCA2020 and using your 16 digit control number.  As always, we encourage you to vote your shares prior to the Annual Meeting.

The undersigned hereby appoints John R. Barnett and Sally B. Wignall, or either of them, with full powers of substitution, as proxies to represent and vote all shares of stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Protective Insurance Corporation to be held virtually at www.virtualshareholdermeeting.com/PTVCA2020 on May 5, 2020, and at any adjournment thereof, with all of the powers the undersigned would possess if personally present, as follows:

Proposal 1 - Election of Directors:		For	Withhold
All Directors		☐	☐
Or Individually:

(A)	Steven J. Bensinger	☐	☐

(B)	Stuart D. Bilton	☐	☐

(C)	Jeremy D. Edgecliffe-Johnson	☐	☐

(D)	Otto N. Frenzel IV	☐	☐

(E)	Stephen J. Gray	☐	☐

(F)	LoriAnn V. Lowery-Biggers	☐	☐

(G)	David W. Michelson	☐	☐

(H)	John D. Nichols, Jr.	☐	☐

(I)	James A. Porcari III	☐	☐

(J)	Nathan Shapiro	☐	☐

(K)	Robert Shapiro	☐	☐

Proposal 2 – Ratify the appointment of Ernst & Young LLP as Independent Auditor for the Corporation for 2020:
For	Against	Abstain
☐	☐	☐

Proposal 3 – Advisory approval of the Corporation's named executive officer compensation:
For	Against	Abstain
☐	☐	☐

The Board of Directors recommends voting FOR each of the director nominees listed above and FOR Proposals 2 and 3.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no such direction is made, this proxy will be voted FOR the election of each of the director nominees listed in Proposal 1 and FOR Proposals 2 and 3.

Authorized Signatures — This section must be completed for your vote to be counted.
Date and Sign Below.

Please sign exactly as name(s) appears. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below

Signature 1 - Please keep signature within the box

Signature 2 - Please keep signature within the box